Filed Pursuant to Rule 424(b)(5)
Registration Statement No 333-173006

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated December 6, 2011

Preliminary Prospectus Supplement

(To Prospectus dated March 23, 2011)

Gilead Sciences, Inc.

$

$                    % Senior Notes due

$                    % Senior Notes due

$                    % Senior Notes due

$                    % Senior Notes due

We are offering $                      aggregate principal amount of     % Senior Notes due          (the “         notes”), $                     aggregate principal amount of     % Senior Notes due         (the “         notes”), $                     aggregate principal amount of     % Senior Notes due         (the “         notes”) and $                     aggregate principal amount of     % Senior Notes due         (the “         notes,” and together with the         notes, the         notes and the         notes, the “notes”). We will pay interest on the notes on                      and                      of each year, commencing on                     , 2012.

We may redeem some or all of the notes of any series at any time and from time to time at the applicable redemption price described under “Description of the Notes—Optional Redemption.” If a change of control triggering event as described in this prospectus supplement under the heading “Description of the Notes—Change of Control” occurs, we will be required to offer to purchase the notes from the holders. We will be required to redeem all the notes under the circumstances and at the redemption price described in this prospectus supplement under the heading “Description of the Notes—Special Mandatory Redemption.”

The notes will be our senior unsecured obligations and will rank equally with all our other unsecured obligations from time to time outstanding.

The notes will not be listed on any securities exchange. There currently are no public markets for the notes.

See “Risk Factors” beginning on page S-17 of this prospectus supplement to read about certain risks you should consider before investing in the notes.

	Public Offering Price(1)		Underwriting Discount		Proceeds to us, (before expenses)(1)
Per Note		%		%		%
Per Note		%		%		%
Per Note		%		%		%
Per Note		%		%		%
Total	$		$		$

(1)	Plus accrued interest, if any, from , 2011, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be delivered in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System, and Clearstream Banking, société anonyme, on or about                     , 2011.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays Capital
(all notes)	(all notes)

Goldman, Sachs & Co.	J.P. Morgan	RBC Capital Markets	Wells Fargo Securities
( and notes only)		( and notes only)

, 2011.

Prospectus Supplement

Prospectus

It is expected that delivery of the notes will be made against payment therefor on or about                 , 2011, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing (and the following business day) will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a shelf registration process. Under the shelf registration process, we may offer from time to time (i) debt securities, (ii) preferred stock, (iii) common stock, (iv) warrants to purchase debt securities, preferred stock, common stock or other securities, (v) subscription rights to purchase debt securities, preferred stock, common stock or other securities, (vi) stock purchase contracts obligating holders to purchase from or sell to us common stock or preferred stock at a future date or dates, and (vii) stock purchase units. In the accompanying prospectus, we provide you with a general description of the securities we may offer from time to time under our shelf registration statement. In this prospectus supplement, we provide you with specific information about the notes that we are selling in this offering. Both this prospectus supplement and the accompanying prospectus include important information about us, our debt securities and other information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under “Where You Can Find More Information” included elsewhere in this prospectus supplement before investing in the notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus we have filed with the SEC relating to this offering. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provided you with additional or different information, you should not rely on it. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference and any free writing prospectus we have filed with the SEC relating to this offering is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, except as otherwise indicated, “Gilead,” the “Company,” “we,” “our,” and “us” and similar terms refer to Gilead Sciences, Inc. and its consolidated subsidiaries.

Disclosure relating to Pharmasset, Inc. has been taken from its filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and has been reviewed by Pharmasset, Inc.’s management.

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WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read on our internet site at http://www.gilead.com. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement or any subsequently filed document deemed incorporated by reference. This prospectus supplement incorporates by reference the documents set forth below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filed with the SEC on February 28, 2011);

•	Definitive Proxy Statement on Schedule 14A (filed with the SEC on March 22, 2011);

•	Quarterly Reports on Form 10-Q (filed with the SEC on May 9, 2011, August 5, 2011 and November 4, 2011);

•

Current Reports on Form 8-K (filed with the SEC on January 25, 2011, February 7, 2011, February 25, 2011, March 28, 2011, April 1, 2011, May 17, 2011, June 10, 2011, October 27, 2011, November 21, 2011, November 25, 2011 and December 6, 2011);

•

the description of our common stock which is contained in the Registration Statement on Form 8-A filed December 16, 1991 under the Exchange Act including any amendment or report filed for the purpose of updating such description; and

•

the description of the shareholder rights plan which is contained in the Registration Statement on Form 8-A/A filed October 31, 2003, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus supplement, commencing on the date on which the document is filed.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report, performance graph and the certifications of our chief executive officer and chief financial officer required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code (included in or accompanying our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011 and September 30, 2011) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference into

S-ii

this prospectus supplement and accompanying prospectus but not delivered with this prospectus supplement and accompanying prospectus (other than exhibits to those documents unless such exhibits are specifically incorporated by reference as an exhibit in this prospectus). Requests should be directed to Gilead Sciences, Inc., Attention: Investor Relations, 333 Lakeside Drive, Foster City, California 94404, Telephone: (650) 574-3000.

S-iii

SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus supplement and the accompanying prospectus. This summary does not contain all of the information you should consider before investing in the notes. You should read this prospectus supplement, the accompanying prospectus, any free writing prospectus and the documents incorporated by reference herein and therein carefully, especially the risks of investing in the notes discussed in “Risk Factors” below and in the incorporated documents.

Our Company

We are a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Our mission is to advance the care of patients suffering from life threatening diseases worldwide. We have operations in North America, Europe and Asia Pacific. To date, we have focused our efforts on bringing novel therapeutics for the treatment of life threatening diseases to market. We continue to seek to add to our existing portfolio of products through our internal discovery and clinical development programs and through a product acquisition and in-licensing strategy.

The HIV Market

Our HIV products primarily compete with the fixed-dose combination products in the nucleotide/nucleoside reverse transcriptase inhibitors (“NRTI”) class. Around the world, over 2.5 million individuals received one of our HIV medications in the second quarter of 2011.

United States

In the second quarter of 2011, in the United States, approximately 79% of treated HIV patients received one of our HIV products and approximately 89% of treatment-naive HIV patients started therapy on one of our products. During the same time period, an estimated 35% of all HIV patients on antiretroviral treatment in the United States received Atripla, making it the most prescribed regimen, and Truvada remained the most prescribed product in HIV treatment in the United States, with an estimated 41% of patients on antiretroviral treatment receiving it. In addition, as of the end of 2006, there were approximately 1.2 million people in the United States infected with HIV, of which approximately 948,000 (or 79%) were diagnosed with HIV. As of the second quarter of 2011, sources estimate that approximately 700,000 patients diagnosed with HIV were in care and approximately 597,000 (or 85% of those in care) were on antiretroviral treatment. For those patients receiving antiretroviral treatment, approximately 473,000 (or 79%) were on one of our HIV products.

European Union

In the second quarter of 2011, in the European Union, approximately 72% of treated HIV patients received one of our HIV products and approximately 76% of treatment naive HIV patients started therapy on one of our products. During the third quarter of 2011, Atripla and Truvada were the number one and two brands in terms of market share in Germany, Spain, the United Kingdom and Italy.

Recent Developments

Proposed Acquisition of Pharmasset, Inc.

On November 21, 2011, we announced that we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Pharmasset, Inc., a Delaware corporation (“Pharmasset”), and Royal Merger Sub Inc., a Delaware corporation and our wholly owned subsidiary, pursuant to which we will acquire Pharmasset. The aggregate purchase price is estimated to be approximately $11.1 billion.

We have received bridge loan commitments of $10.2 billion in connection with potential interim financing of the transaction. We currently plan to finance the transaction with approximately $5.0 billion cash on hand, approximately $2.5 billion in new bank debt and the proceeds of this offering. The transaction is not conditioned on financing and is expected to be completed in the first quarter of 2012. However, there can be no assurance that the transaction will be completed.

Pharmasset

Pharmasset is a clinical-stage pharmaceutical company committed to discovering, developing and commercializing novel drugs to treat viral infections. Its primary focus is on the development of nucleoside/tide analogs as oral therapeutics for the treatment of chronic hepatitis C virus (“HCV”) infection. Nucleoside/tide analogs are a class of compounds that act as alternative substrates for the viral polymerase, thus inhibiting viral replication.

Pharmasset currently has three clinical-stage product candidates advancing in clinical trials in various HCV populations as follows:

•

Its pyrimidine, PSI-7977, an unpartnered uracil nucleotide analog polymerase inhibitor, is initiating a Phase 3 program that currently consists of three interferon-free, 12-week studies in combination with ribavirin (“RBV”) in subjects with all HCV genotypes, and seven Phase 2 studies, including studies with shortened durations of interferon and interferon-free regimens, in subjects with all HCV genotypes.

•

Its purine, PSI-938, an unpartnered guanine nucleotide analog polymerase inhibitor, is currently being studied in QUANTUM, a Phase 2b interferon-free study evaluating multiple regimens of PSI-938 alone or in combination with PSI-7977 and/or RBV in subjects with all HCV genotypes.

•

Mericitabine (or RG7128), a nucleoside analog polymerase inhibitor, is currently in three Phase 2b studies and one interferon-free study being conducted through a strategic collaboration with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (“Roche”).

Pegylated interferon in combination with ribavirin is currently part of the standard of care treatment for patients with chronic HCV. Pharmasset is focused on advancing multiple compounds with different mechanisms of action and resistance profiles in combinations that will support delivery of an all-oral regimen that would eliminate the need for pegylated interferon. Pharmasset’s current research and development portfolio includes seven unique molecules in various stages of clinical development for the treatment of HCV. We believe that Pharmasset’s product candidates are complementary to our existing HCV portfolio and that the transaction will advance our effort to develop an all oral regimen for the treatment of HCV.

The Acquisition

Gilead and one or more of its wholly owned subsidiaries will commence a tender offer (the “Tender Offer”) to purchase all of the outstanding shares of common stock, par value $0.001 per share, of Pharmasset (the “Pharmasset Stock”), at a price per share of $137 in cash, net to the seller but subject to any required withholding of taxes (the “Tender Offer Price”). We expect that the Tender Offer will expire in mid-January 2012, unless extended. Following the consummation of the Tender Offer and subject to the terms and conditions of the Merger Agreement, one of our wholly owned subsidiaries will be merged with and into Pharmasset (the “Merger” and, together with the Tender Offer, the “Acquisition”), with Pharmasset surviving the Merger as a wholly owned subsidiary of Gilead.

Under the terms of the Merger Agreement, the Tender Offer may be extended until the termination of the Merger Agreement in accordance with its terms.

The Tender Offer is subject to the satisfaction or waiver of certain conditions, including the valid tender of at least a number of shares of Pharmasset Stock that, together with the shares beneficially owned by us, constitute at least a majority of the shares of Pharmasset Stock on a fully diluted basis, the expiration or termination of the applicable waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, including the rules and regulations promulgated thereunder (“HSR Act”), and other customary closing conditions.

Pursuant to the Merger Agreement, Pharmasset granted to us an irrevocable option (the “Top-Up Option”), exercisable any time at or after the first date we accept Pharmasset Stock for payment, to purchase, at a price per share equal to the Tender Offer Price, the lesser of (a) that number of newly issued shares of Pharmasset Stock (the “Top-Up Option Shares”) that, when added to the number of shares of Pharmasset Stock owned by us at the time of exercise of the Top-Up Option, constitute one share more than the number of shares of Pharmasset Stock necessary for one of our wholly owned subsidiaries to be merged with and into Pharmasset pursuant to Section 253 of the Delaware General Corporation Law (after giving effect to the issuance of the Top-Up Shares) and (b) the aggregate number of shares of Pharmasset Stock that Pharmasset is authorized to issue under its certificate of incorporation but that are not issued and outstanding at the time of exercise of the Top-Up Option.

A copy of the Merger Agreement is included as an exhibit to our Current Report on Form 8-K filed with the SEC on November 25, 2011, which is incorporated by reference into this prospectus supplement. The foregoing description of the Acquisition and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibit.

This offering is not conditioned upon the completion of the Tender Offer or the Merger but, in the event that the Tender Offer is not consummated on or before June 30, 2012 or the Merger Agreement is terminated any time prior thereto, we will be required to redeem in whole and not in part the notes for a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of redemption, if any. See “Description of the Notes—Special Mandatory Redemption.”

Financing of the Acquisition

We have received bridge loan commitments of $10.2 billion in connection with potential interim financing of the transaction from a syndicate of lending institutions (including affiliates of the underwriters). If we finance the acquisition with the borrowings under the bridge loan commitments, the terms will be customary for loans of this type. The bridge commitments are reduced to the extent of the proceeds of this offering and any borrowings under the new bank debt referred to below.

In addition to the proceeds of this offering and approximately $5.0 billion cash on hand, we currently plan to finance the acquisition with approximately $2.5 billion in new bank debt. We currently expect to enter into one or more new revolving credit facilities, a portion of which will replace our existing revolving credit facility, and a new term loan facility. We expect that the terms of any such facilities will be customary for facilities of this type. However, in addition to the proceeds of the notes offered hereby and approximately $5.0 billion of cash, the balance of the financing of the Acquisition could take any of several forms or any combination of them. Sources of additional debt financing for the Acquisition may include, without limitation, additional senior notes issued in the public and/or private capital markets.

By the first half of 2013, we currently expect our leverage ratio to return to 1.5x or less.

* * *

We were incorporated in Delaware on June 22, 1987. Our principal executive offices are located at 333 Lakeside Drive, Foster City, California 94404. The telephone number of our principal executive offices is (650) 574-3000.

The Offering

Issuer	Gilead Sciences, Inc., a Delaware corporation.

Securities offered	$ aggregate principal amount of % Senior Notes due

$                     aggregate principal amount of     % Senior Notes due

$                     aggregate principal amount of     % Senior Notes due

$                     aggregate principal amount of     % Senior Notes due

Maturity	The notes will mature on , .

The             notes will mature on                     ,         .

The             notes will mature on                     ,         .

The             notes will mature on                     ,         .

Interest payment dates	We will pay interest on the notes on and of each year, commencing on , 2012.

Interest rate	The notes will bear interest at % per year. The notes will bear interest at % per year. The notes will bear interest at % per year. The notes will bear interest at % per year.

Optional redemption	We may redeem the notes of any series, in whole or in part, at any time and from time to time at the applicable redemption price described herein under “Description of the notes—Optional redemption.”

Special mandatory redemption	In the event that the Tender Offer is not consummated on or before June 30, 2012 or the Merger Agreement is terminated any time prior thereto, we will be required to redeem the notes, in whole and not in part, for a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of redemption, if any. See “Description of the Notes—Special Mandatory Redemption.”

Change of control offer	If we experience a “Change of Control Triggering Event” (as defined in “Description of the Notes—Change of Control”), we will be required, except with respect to any series of notes for which we have exercised our option to redeem the notes of such series in full, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase. See “Description of the Notes—Change of Control.”

Certain covenants	The indenture governing the notes contains certain restrictions, including a limitation that restricts our ability and the ability of certain of our subsidiaries to create or incur secured indebtedness, enter into sale and leaseback transactions and consolidate, merge or transfer all or substantially all of our assets and the assets of our subsidiaries. See “Description of the Notes—Certain Covenants.”

Events of default	An “Event of Default” under the indenture in respect of the notes of a particular series is:

•	default for 30 days in payment of interest on the notes of such series;

•	default in payment of principal, or any premium on the notes of such series;

•	failure by us for 90 days after notice to us to comply with any of our other agreements in the applicable indenture for the benefit of holders of the notes of such series;

•	certain events of bankruptcy, insolvency or reorganization; and

•

the occurrence with respect to any debt of the Company individually or in the aggregate in excess of $100,000,000 of (i) an event of default that results in such debt becoming due and payable prior to its scheduled maturity (after giving effect to any applicable grace period) or (ii) the failure to make any payment when due (including any applicable grace period), which results in the acceleration of the maturity of such debt, in each case without such acceleration having been rescinded, annulled or otherwise cured.

See “Description of the Notes—Events of Default.”

Ranking	The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured obligations, including all other unsubordinated securities issued under the indenture, from time to time outstanding. The indenture provides for the issuance from time to time of senior unsecured indebtedness by us in an unlimited amount. See “Description of the Notes—Ranking.”

Form and denomination	The notes of each series will be issued in fully registered form in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

DTC eligibility	The notes of each series will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company, which we refer to as DTC, or its nominee. See “Description of the Notes—Book-Entry; Delivery and Form of Notes.”

Use of proceeds	We estimate that the net proceeds from this offering, after deducting underwriters’ discounts and estimated offering expenses payable by us, will be approximately $ . We intend to use the net proceeds from this offering to pay a portion of the cash consideration for the Tender Offer and the Merger and to pay related fees and expenses. See “Use of Proceeds.”

Risk factors	You should carefully read and consider the information set forth in the section entitled “Risk Factors” beginning on page S-17 of this prospectus supplement and the risk factors set forth in our Quarterly Report on Form 10-Q for the period ended September 30, 2011, incorporated herein by reference, before investing in the notes.

No listing of the notes	We do not intend to apply to list any series of notes on any securities exchange or to have any series of notes quoted on any automated quotation system.

Re-opening of the notes	We may from time to time, without the consent of the holders of such series of notes, create and issue further notes of such series having the same terms and conditions in all respects as the notes of such series being offered hereby, except for the issue date, the public offering price and, in some cases, the date of the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the applicable series of notes being offered hereby.

Governing law	The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Trustee, registrar and paying agent	Wells Fargo Bank, National Association.

Gilead Summary Consolidated Financial Data

The following summary consolidated financial data for the years ended December 31, 2010, 2009 and 2008 are derived from our audited consolidated financial statements. The following summary consolidated financial data for the nine months ended September 30, 2011 and 2010 are derived from our unaudited consolidated financial statements. In the opinion of management, our unaudited summary consolidated financial data reflect all adjustments of a normal recurring nature necessary for a fair presentation of such financial data and have been prepared on the same basis as our audited consolidated financial statements. Interim results are not necessarily indicative of results of operations for the full year.The summary consolidated financial data should be read in conjunction with our consolidated financial statements, and the related notes thereto, and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as provided in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the period ended September 30, 2011, which are incorporated by reference into this prospectus supplement.

	Nine months ended September 30,		Year ended December 31,
(in thousands)	2011	2010	2010	2009	2008
	(unaudited)
Consolidated statements of income data:
Total revenues	$6,185,007	$5,950,733	$7,949,420	$7,011,383	$5,335,750
Total costs and expenses(1)	3,262,642	2,817,892	3,987,198	3,482,162	2,657,209
Income from operations	2,922,365	3,132,841	3,962,222	3,529,221	2,678,541
Provision for income taxes	704,861	850,641	1,023,799	876,364	702,363
Net income attributable to Gilead	2,138,492	2,271,838	2,901,257	2,635,755	1,978,899

Consolidated statements of cash flows data:
Net cash provided by operating activities	$2,660,903	$2,109,070	$2,833,913	$3,080,054	$2,143,384
Net cash used in investing activities	(850,491)	(1,529,935)	(1,937,751)	(2,215,900)	(178,819)
Net cash used in financing activities	(1,763,051)	(879,054)	(1,338,710)	(1,051,438)	(1,474,569)

	September 30,	December 31,
(in thousands)	2011	2010	2009	2008
	(unaudited)
Consolidated balance sheet data:
Cash, cash equivalents and marketable securities	$5,482,116	$5,318,071	$3,904,846	$3,239,639
Working capital	3,922,836	3,243,132	2,940,927	3,057,416
Total assets(2)	12,639,898	11,592,630	9,698,559	6,936,831
Other long-term obligations	138,774	27,401	35,918	21,462
Total long-term debt, net(3)	3,891,758	2,838,573	1,155,443	1,098,025
Retained earnings	1,321,796	1,183,730	1,995,272	300,314
Total stockholders’ equity	6,233,206	6,121,837	6,505,158	4,465,583

	Nine months ended September 30,	Year ended December 31,
	2011	2010	2009	2008	2007	2006
Other data:
Ratio of earnings to fixed charges	20.6	31.9	42.1	35.8	30.6	*

*	For the year ended December 31, 2006, our earnings were insufficient to cover fixed charges by $671.5 million.

(1)	During 2010, we recorded $136.0 million of impairment charges in research and development expense, related to certain in-process research and development assets acquired from CV Therapeutics, Inc. See Item 8, Notes 5 and 9 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, which we have incorporated by reference into this prospectus supplement. During 2008, we completed the acquisition of all of the assets of Navitas Assets, LLC related to its cicletanine business for an aggregate purchase price of $10.9 million which was allocated to purchased in-process research and development.
(2)	During 2009, we completed the acquisition of CV Therapeutics, Inc. We recognized consideration transferred of $1.39 billion which was primarily recorded in intangible assets. See Item 8, Note 5 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010, which we have incorporated by reference into this prospectus supplement.
(3)	In May 2011, our 0.50% convertible senior notes due 2011 matured and we repaid the aggregate principal balance of $650.0 million. See Item 1, Note 9 to our Unaudited Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the period ended September 30, 2011, which we have incorporated by reference into this prospectus supplement.

Pharmasset Summary Financial Data

The following summary financial data for the years ended September 30, 2011, 2010 and 2009 are derived from Pharmasset’s audited financial statements. The summary financial data should be read in conjunction with Pharmasset’s financial statements, and the related notes thereto, as provided in our Current Report on Form 8-K filed on December 6, 2011, which is incorporated by reference into this prospectus supplement.

	Year ended September 30,
(in thousands)	2011	2010	2009
Statements of operations data:
Revenues	$897	$1,020	$13,293
Total costs and expenses	92,501	64,719	65,917
Operating loss	(91,604)	(63,699)	(52,624)
Provision (benefit) for income taxes	(973)	—	—
Net loss	(91,185)	(66,082)	(55,593)

	September 30,
(in thousands)	2011	2010	2009
Balance sheet data:
Cash and cash equivalents	$166,455	$127,081	$58,408
Working capital	153,682	107,190	41,647
Total assets	172,205	129,761	62,736
Deferred revenue	2,058	2,956	3,941
Current portion of and long-term debt, net	2,586	11,639	19,609
Total stockholders’ equity (1)	154,272	104,148	28,898

(1)	During the fourth quarter of fiscal year 2011, Pharmasset’s board of directors declared a stock dividend to effect a two-for-one stock split. Holders of Pharmasset common stock at the close of business on August 22, 2011, the record date, received one additional share of common stock for every share of common stock they owned. The stock dividend was distributed at the close of business on August 31, 2011.

Unaudited Pro Forma Condensed Combined Financial Information

The unaudited pro forma condensed combined financial information presented below is based on, and should be read in conjunction with (i) our historical consolidated financial statements, and the related notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, each of which is incorporated by reference into this prospectus supplement and (ii) Pharmasset’s historical financial statements, and the related notes thereto, included in our Current Report on Form 8-K filed on December 6, 2011, which is incorporated by reference into this prospectus supplement. The unaudited pro forma condensed combined statements of income and balance sheet give effect to the Acquisition, as if it had occurred on January 1, 2010 for income statement purposes and as if the Acquisition had occurred on September 30, 2011 for balance sheet purposes.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the Acquisition, (2) factually supportable and (3) with respect to the statements of income, expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the Company.

Unaudited Pro Forma Condensed Combined Balance Sheet

	As of September 30, 2011
	Historical		Pro Forma Adjustments (Note 5)		Pro Forma Combined
(in thousands)	Gilead	Pharmasset (Note 2)
Assets:
Current assets:
Cash and cash equivalents	$909,359	$166,455	$(501,338	)(a)	$574,476
Short-term marketable securities	1,347,776	—	(1,347,776	)(a)	—
Accounts receivable, net	1,867,092	—	—		1,867,092
Inventories	1,337,751	—	—		1,337,751
Deferred tax assets	283,856	—	—		283,856
Prepaid taxes	194,973	—	—		194,973
Prepaid expenses	90,817	—	—		90,817
Other current assets	115,643	3,528	43,380	(a)	162,551

Total current assets	6,147,267	169,983	(1,805,734)		4,511,516
Property, plant and equipment, net	761,190	1,983	—		763,173
Noncurrent portion of prepaid royalties	181,080	—	—		181,080
Noncurrent deferred tax assets	82,728	—	—		82,728
Long-term marketable securities	3,224,981	—	(3,143,181	)(a)	81,800
Intangible assets	2,111,003	—	10,898,579	(b)	13,009,582
Other noncurrent assets	131,649	239	23,420	(a)	155,308

Total assets	$12,639,898	$172,205	$5,973,084		$18,785,187

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,063,723	$5,703	$—		$1,069,426
Accrued government rebates	412,372	—	—		412,372
Accrued compensation and employee benefits	149,092	—	—		149,092
Income taxes payable	33,672	—	—		33,672
Other accrued liabilities	495,312	7,495	—		502,807
Deferred revenues	68,673	633	(633	)(c)	68,673
Current portion of long-term debt and other obligations, net	1,587	2,470	747,530	(f)	751,587

Total current liabilities	2,224,431	16,301	746,897		2,987,629
Long-term deferred revenues	34,704	1,425	(1,425	)(c)	34,704
Long-term debt, net	3,891,758	116	5,449,884	(f)	9,341,758
Long-term income taxes payable	117,025	—	—		117,025
Other long-term obligations	138,774	91	—		138,865
Stockholders’ equity:
Common stock	757	76	(76	)(d)	757
Additional paid-in capital	4,809,752	478,848	(478,848	)(d)	4,809,752
Accumulated other comprehensive income (loss)	(15,541)	—	(26,153	)(e)	(41,694)
Retained earnings (accumulated deficit)	1,321,796	(324,652)	282,805	(e)	1,279,949

Total controlling interest stockholders’ equity	6,116,764	154,272	(222,272)		6,048,764
Noncontrolling interest	116,442	—	—		116,442

Total stockholders’ equity	6,233,206	154,272	(222,272)		6,165,206

Total liabilities and stockholders’ equity	$12,639,898	$172,205	$5,973,084		$18,785,187

Unaudited Pro Forma Condensed Combined Statement of Income

	Year ended December 31, 2010
	Historical		Pro Forma Adjustments (Note 5)		Pro Forma Combined
(in thousands, except per share amounts)	Gilead	Pharmasset (Note 2)
Revenues:
Product sales	$7,389,921	$—	$—		$7,389,921
Royalty revenues	545,970	—	—		545,970
Contract and other revenues	13,529	998	—		14,527

Total revenues	7,949,420	998	—		7,950,418

Costs and expenses:
Cost of goods sold	1,869,876	—	—		1,869,876
Research and development	1,072,930	57,832	—		1,130,762
Selling, general and administrative	1,044,392	17,295	—		1,061,687

Total costs and expenses	3,987,198	75,127	—		4,062,325

Income from operations	3,962,222	(74,129)	—		3,888,093
Interest and other income, net	60,287	496	(50,126	)(g)	10,657
Interest expense	(108,961)	(2,083)	(247,497	)(h)	(358,541)

Income before provision for income taxes	3,913,548	(75,716)	(297,623)		3,540,209
Provision for income taxes	1,023,799	—	(97,667	)(i)	926,132

Net income (loss)	2,889,749	(75,716)	(199,956)		2,614,077
Net loss attributable to noncontrolling interest	11,508	—	—		11,508

Net income (loss) attributable to controlling interest	$2,901,257	$(75,716)	$(199,956)		$2,625,585

Net income per share attributable to Gilead common stockholders-basic	$3.39				$3.07

Shares used in per share calculation-basic	856,060				856,060

Net income per share attributable to Gilead common stockholders-diluted	$3.32				$3.01

Shares used in per share calculation-diluted	873,396				873,396

Unaudited Pro Forma Condensed Combined Statement of Income

	Nine months ended September 30, 2011
	Historical		Pro Forma Adjustments (Note 5)		Pro Forma Combined
(in thousands, except per share amounts)	Gilead	Pharmasset (Note 2)
Revenues:
Product sales	$5,969,025	$—	$—		$5,969,025
Royalty revenues	204,615	—	—		204,615
Contract and other revenues	11,367	650	—		12,017

Total revenues	6,185,007	650	—		6,185,657

Costs and expenses:
Cost of goods sold	1,539,963	—	—		1,539,963
Research and development	826,915	57,082	—		883,997
Selling, general and administrative	895,764	11,575	—		907,339

Total costs and expenses	3,262,642	68,657	—		3,331,299

Income from operations	2,922,365	(68,007)	—		2,854,358
Interest and other income, net	40,216	12	(37,925	)(g)	2,303
Interest expense	(130,420)	(660)	(149,094	)(h)	(280,174)

Income before provision for income taxes	2,832,161	(68,655)	(187,019)		2,576,487
Provision for income taxes	704,861	(973)	(62,658	)(i)	641,230

Net income (loss)	2,127,300	(67,682)	(124,361)		1,935,257
Net loss attributable to noncontrolling interest	11,192	—	—		11,192

Net income (loss) attributable to controlling interest	$2,138,492	$(67,682)	$(124,361)		$1,946,449

Net income per share attributable to Gilead common stockholders – basic	$2.72				$2.47

Shares used in per share calculation – basic	787,272				787,272

Net income per share attributable to Gilead common stockholders – diluted	$2.66				$2.42

Shares used in per share calculation – diluted	802,762				802,762

Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

1. Description of Transaction

On November 21, 2011, Gilead and Pharmasset announced that the companies signed a definitive agreement (the “Acquisition”) under which Gilead will acquire Pharmasset for $137.00 per share in cash through a tender offer. Upon completion of the transaction, Pharmasset would become a wholly-owned subsidiary of Gilead.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting, and was based on the historical financial statements of Gilead and Pharmasset. For ease of reference, all pro forma financial statements use Gilead’s fiscal periods. Accordingly, the financial results for Pharmasset for the year ended December 31, 2010 were derived from the audited financial statements included in Pharmasset’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, plus the unaudited condensed financial results for the three months ended December 31, 2010 from the Quarterly Report on Form 10-Q for the quarter ended December 31, 2010, less the unaudited condensed financial results for the three months ended December 31, 2009 from the Quarterly Report on Form 10-Q for the quarter ended December 31, 2009. The financial results for Pharmasset for the nine months ended September 30, 2011 were derived from audited financial statements included in Pharmasset’s Annual Report on Form 10-K for the fiscal year ended September 30, 2011 less the unaudited condensed financial results for the three months ended December 31, 2010 from the Quarterly Report on Form 10-Q for the quarter ended December 31, 2010. Certain reclassifications have been made to the historical financial statements of Pharmasset to conform with Gilead’s presentation, primarily related to the presentation of prepaid assets, other non-current assets and deferred rent.

Under the acquisition method of accounting, the total purchase price of $11.1 billion is to be allocated to the net tangible and intangible assets acquired and liabilities assumed of Pharmasset based on their estimated fair values. Management has made a preliminary allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on various estimates. The acquisition accounting is dependent upon certain valuations that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary, have been made solely for the purpose of providing unaudited pro forma condensed combined financial information and may be revised as additional information becomes available or as additional analyses are performed. Differences between the preliminary estimates reflected in these unaudited pro forma condensed combined financial statements and the final acquisition accounting will likely occur. These differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements or the combined company’s future results of operations and financial position.

The unaudited pro forma condensed combined financial information does not reflect any cost savings, operating synergies or revenue enhancements that the combined company may achieve as a result of the Acquisition, the costs to integrate the operations of Gilead and Pharmasset or the costs necessary to achieve these cost savings, operating synergies and revenue enhancements.

3. Accounting Policies

The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies. Upon consummation of the Acquisition, Gilead will conduct a review of Pharmasset’s accounting policies. As a result of that review, Gilead may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma combined financial statements. At this time, Gilead is not aware of any differences that would have a material impact on the combined financial statements.

4. Purchase Price

For purposes of presentation in the unaudited pro forma condensed combined financial statements, the estimated total purchase price for Pharmasset is $11.1 billion in cash. A preliminary estimate of the fair value of the assets to be acquired and the liabilities to be assumed by Gilead for this acquisition, reconciled to the estimate of consideration expected to be transferred is shown below. The final valuation of net assets acquired is expected to be completed as soon as possible after the acquisition date (in thousands):

Allocation of purchase price
Tangible assets and liabilities:
Cash and cash equivalents	$163,869
Other current assets	3,528
Property, plant and equipment, net	1,983
Other noncurrent assets	239
Accounts payable	(5,703)
Other accrued liabilities	(7,495)
Other long-term obligations	(91)

Total net tangible assets	156,330

Intangible assets:
Goodwill, IPR&D, and other intangible assets	10,898,579

Total allocated purchase price	$11,054,909

5. Pro Forma Adjustments

For purposes of preparing these unaudited pro forma condensed combined financial statements, we assumed the following adjustments:

Pro Forma Condensed Combined Balance Sheet as of September 30, 2011

(a)	Assumes the following sources and uses of cash (in thousands):

Assumed sources of cash:
Sale of short-term marketable securities	$1,347,776
Sale of long-term marketable securities	3,143,181
Issuance of debt to fund the acquisition	6,200,000

Total assumed sources of cash	10,690,957

Assumed uses of cash:
Repayment of Pharmasset’s outstanding debt	(2,586)
Short-term debt issuance costs	(43,380)
Long-term debt issuance costs	(23,420)
Acquisition costs	(68,000)
Cash purchase price	(11,054,909)

Total assumed uses of cash	(11,192,295)

Net cash adjustment	$(501,338)

(b)	Reflects a preliminary estimate of $10.9 billion for the portion of the total purchase price to be allocated to goodwill and other intangible assets. This preliminary allocation of the purchase price assumes that the intangible assets acquired consist of goodwill or other indefinite-lived intangible assets such as in-process research and development.

(c)	Reflects $2.1 million to reduce the carrying value of deferred revenue to the estimated fair value of Pharmasset’s obligations under Pharmasset’s contract revenue agreements.

(d)	Reflects the elimination of Pharmasset’s historical common stock and additional paid in capital as part of the Acquisition.

(e)	Assumes the following changes to accumulated other comprehensive income (loss) and retained earnings (in thousands):

Elimination of net unrealized gain on sale of marketable securities	$26,153
Elimination of Pharmasset’s accumulated deficit	324,652
Estimated acquisition related costs	(68,000)

Net change in retained earnings	$282,805

(f)	Assumed debt related adjustments (in thousands):

Short-term debt adjustments:
Short-term debt issued	$750,000
Repayment of Pharmasset’s outstanding debt	(2,470)

Total short-term debt adjustments	$747,530

Long-term debt adjustments:
Long-term debt issued	$5,450,000
Repayment of Pharmasset’s outstanding debt	(116)

Total long-term debt adjustments	$5,449,884

Pro Forma Condensed Combined Statements of Income for the Year Ended December 31, 2010 and for the Nine Months Ended September 30, 2011

(g)	Reflects an estimate of forgone interest income on cash and short-term and long-term marketable securities balances.

(h)

Reflects an estimate of additional interest expense calculated based on weighted average rates of 3.33% for the year ended December 31, 2010 and 3.58% for the nine months ended September 30, 2011, $6.2 billion in debt incurred to fund the Acquisition and $67 million in debt issuance cost, partially offset by the elimination of Pharmasset’s interest expense incurred on Pharmasset’s outstanding debt which was assumed to be paid off immediately prior to the Acquisition. A change of  1/8 of a percent (0.125%) in the interest rate assumed for these pro forma purposes would result in an $8 million change in pro forma interest expense. A change of $10 million in the amount of new debt incurred would have a less than $1 million change in the annual pro forma interest expense.

(i)	Reflects the estimated tax benefit as a result of the assumed reduction of taxable income resulting from additional interest expense and lower interest income following the Acquisition.

RISK FACTORS

Investing in the notes involves a high degree of risk. You should carefully consider the risks described below and all of the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to purchase the notes. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2011 and in other documents that we subsequently file with the SEC, all of which are incorporated by reference into this prospectus supplement. The risks and uncertainties described below or in the documents incorporated by reference herein are not the only risks and uncertainties we face. Additional risks and uncertainties of which we are unaware, or that we currently deem immaterial, also may become material factors that affect us. If any of the following risks or those incorporated by reference herein occurs or intensifies, our business, financial condition or results of operations could be materially and adversely affected. If this were to happen, the value of the notes could decline significantly, and you may lose some or all of your investment. In connection with the forward-looking statements in this prospectus supplement, you should also carefully review the cautionary statements under “Forward-Looking Statements.”

Risks Related to this Offering and the Notes

The notes are obligations exclusively of the Company and not of its subsidiaries, and payment to holders of the notes will be structurally subordinated to the claims of our subsidiaries’ creditors.

The notes are obligations exclusively of Gilead Sciences, Inc., and are not guaranteed by any of its subsidiaries. As a result, our debt is “structurally subordinated” to all existing and future debt, trade creditors, and other liabilities of our subsidiaries. Our rights, and hence the rights of our creditors, to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise would be subject to the prior claims of that subsidiary’s creditors, except to the extent that our claims as a creditor of such subsidiary may be recognized. The indenture governing the notes does not restrict our or our subsidiaries’ ability to incur unsecured indebtedness, to pay dividends or make distributions on, or redeem or repurchase our equity securities, or to engage in highly leveraged transactions that would increase the level of our indebtedness. As of September 30, 2011 our subsidiaries had approximately $1.9 billion of outstanding indebtedness and other obligations (excluding intercompany liabilities), which consists primarily of accounts payable and accrued liabilities. After giving pro forma effect to the Acquisition, as of September 30, 2011 our subsidiaries would have approximately $1.9 billion of outstanding indebtedness and other obligations (excluding intercompany liabilities), which consists primarily of accounts payable and accrued liabilities.

The notes will be effectively junior to secured indebtedness that we may issue in the future.

The notes are unsecured. As of the date hereof, we had no secured debt outstanding. Holders of our secured debt that we may issue in the future may foreclose on the assets securing such debt, reducing the cash flow from the foreclosed property available for payment of unsecured debt, including the notes. Holders of our secured debt also would have priority over unsecured creditors in the event of our bankruptcy, liquidation or similar proceeding. As a result, the notes will be effectively junior to any secured debt that we may issue in the future.

We may be unable to redeem the notes in the event of a special mandatory redemption.

In the event that the Tender Offer is not consummated on or before June 30, 2012 or the Merger Agreement is terminated any time prior thereto, we must redeem the notes at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest thereon from the date of initial issuance to, but excluding, the special mandatory redemption date. See “Description of the Notes—Special Mandatory Redemption.” We are not obligated to place the proceeds from the sale of the notes in escrow prior to consummation of the Tender Offer or to provide a security interest in those proceeds, and there are no restrictions on our use of these proceeds during such time. Accordingly, we will need to fund any special mandatory redemption using proceeds that we have voluntarily retained or from other sources of liquidity. In the event of a special mandatory redemption, we may not have sufficient funds to redeem any or all of the notes.

In the event of a special mandatory redemption, holders of the notes may not obtain their expected return on such notes.

The Tender Offer is subject to various closing conditions, many of which are beyond our control. If we are unable to consummate the Tender Offer on or before June 30, 2012 or the Merger Agreement is terminated any time prior thereto and we redeem the notes pursuant to the special mandatory redemption provisions of the indenture, holders of notes may not obtain their expected return on such notes and may not be able to reinvest the proceeds from such special mandatory redemption in an investment that results in a comparable return. In addition, as a result of the special mandatory redemption provisions of the notes, the trading prices of such notes may not reflect the financial results of our business or macroeconomic factors.

Holders of notes will have no rights under the special mandatory redemption provisions of the indenture as long as the Tender Offer is consummated on or before June 30, 2012. In addition, holders of the notes will not have any right to require us to repurchase their notes if, between the closing of this offering and the consummation of the Tender Offer, we or Pharmasset experience any changes, including any material changes, in our respective businesses or financial condition (other than a change of control triggering event with respect to us), or if the terms of the Merger Agreement change, including in material respects.

Redemption may adversely affect your return on the notes.

Each series of notes is redeemable at our option, and therefore we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate as high as the interest rate on your notes being redeemed.

We may not be able to repurchase all of the notes upon a Change of Control Triggering Event.

As described under “Description of the Notes—Change of Control,” we will be required to offer to repurchase the notes upon the occurrence of a Change of Control Triggering Event. We may not have sufficient funds to repurchase the notes in cash at that time or have the ability to arrange financing on acceptable terms.

An increase in interest rates could result in a decrease in the relative value of the notes.

In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the notes and market interest rates increase, the market values of your notes may decline. We cannot predict the future level of market interest rates.

There are limited covenants in the indenture and the terms of the notes do not prohibit us from taking other action that could negatively impact holders of the notes.

We are not restricted under the terms of the notes or the indenture governing the notes from incurring additional indebtedness or issuing preferred equity. The terms of the indenture limit our ability to create, grant or incur liens or enter into sale and leaseback transactions. However, these limitations are subject to numerous exceptions. See “Description of the Notes—Certain Covenants.” In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt or take a number of other actions that are not limited by the terms of the indenture and the notes, including repurchasing indebtedness or capital stock or paying dividends, could have the effect of diminishing our ability to make payments on the notes when due.

Our financial performance and other factors could adversely impact our ability to make payments on the notes.

Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, are subject to prevailing economic conditions and to financial, business and other factors beyond our control.

There are no public markets for the notes.

The notes are new issues of securities for which there currently are no trading markets. As a result, we can give no assurances that any markets will develop for the notes or that you will be able to sell the notes. If any of the notes are traded after their initial issuance, they may trade at a discount from their initial offering prices. Future trading prices of the notes will depend on many factors, including prevailing interest rates, the market for similar securities, general economic conditions, our financial condition and performance, as well as other factors. Accordingly, you may be required to bear the financial risk of an investment in the notes for an indefinite period of time. We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system, respectively.

Our credit ratings may not reflect all risks of your investment in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. These credit ratings may not reflect the potential impact of risks relating to structure or marketing of the notes. Agency ratings are not a recommendation to buy, sell or hold any security and may be revised or withdrawn at any time by the issuing organization. An agency’s rating should be evaluated independently of any other agency’s rating.

Risks Related to the Acquisition

The acquired business of Pharmasset may underperform relative to our expectations, and we may not be able to successfully integrate our existing business with the business of Pharmasset or any other business or assets we acquire.

If the Acquisition is consummated, the acquired business of Pharmasset may underperform relative to our expectations; it may cause our financial results to differ from our own or the investment community’s expectations. Prior to consummation of the Tender Offer, Pharmasset has operated and will operate independently of us, with its own business, corporate culture, locations, employees and systems. As a result of the Acquisition, we will operate our existing business, along with the business of Pharmasset, as one combined organization utilizing common information and communication systems, operating procedures, financial controls and human resources practices, including benefits, training and professional development programs. There may be substantial difficulties, costs and delays involved in the integration of our business with Pharmasset and the integration of our business with any other company or assets that we may from time to time acquire. The failure to successfully integrate our business with Pharmasset, or any other assets or companies we may acquire, may have a material adverse effect on our business, financial condition and results of operations.

Obtaining required regulatory approvals may prevent or delay consummation of the Tender Offer or the Merger or reduce the anticipated benefits of the Acquisition or may require changes to the structure or terms of the Acquisition.

Consummation of the Tender Offer is conditioned upon, among other things, the expiration or termination of the waiting period (and any extensions thereof) applicable to the Tender Offer under the HSR Act. At any time before or after the Tender Offer is consummated, any of the Department of Justice, the Federal Trade Commission or U.S. state Attorneys General could take action under the antitrust laws in opposition to the Acquisition, including seeking to enjoin completion of the Acquisition, condition completion of the Acquisition upon the divestiture of assets of Gilead, Pharmasset, our or its subsidiaries or impose restrictions on our post-

acquisition operations. These could negatively affect our results of operations and financial condition following completion of the Acquisition. Any such requirements or restrictions may prevent or delay consummation of the Tender Offer (which could result in a special mandatory redemption of the notes as discussed herein) or may reduce the anticipated benefits of the Acquisition, which could also have a material adverse effect on our business, cash flows, financial condition and results of operations. No assurance can be given that the required regulatory approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all such approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals.

Pharmasset will be subject to business uncertainties and contractual restrictions while the Acquisition is pending.

Uncertainty about the effect of the Acquisition on employees and customers may have an adverse effect on Pharmasset. These uncertainties may impair Pharmasset’s ability to retain and motivate key personnel and could cause entities dealing with Pharmasset to defer entering into contracts with Pharmasset or making other decisions concerning Pharmasset or seek to change existing business relationships with Pharmasset. In addition, if key employees depart because of uncertainty about their future roles, Pharmasset’s and our business could be harmed.

Increased leverage may harm our financial condition and results of operations.

As of September 30, 2011, we had approximately $3.9 billion of total debt on a consolidated basis. We expect our indebtedness to increase materially in connection with the Acquisition. In addition to issuing the notes offered hereby and cash on hand, we expect to borrow approximately $2.5 billion under a new senior unsecured term loan facility and revolving credit facility to fund the Acquisition. We and our subsidiaries may incur additional indebtedness in the future and, subject to limitations on the amount of secured indebtedness we may incur as described under “Description of the Notes,” the indenture governing the notes will not restrict us from incurring indebtedness in the future. This increase and any future increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in our business;

•	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be reduced;

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be reduced; and

•	our flexibility to make acquisitions and develop new products may be limited.

Risks Related to Pharmasset and its Business

Failure to recruit, enroll, and retain subjects for clinical trials may cause the development of Pharmasset’s product candidates to be delayed or development costs to increase substantially.

Pharmasset has experienced delays in subject enrollment in clinical trials for a variety of reasons. The timely completion of clinical trials in accordance with their protocol (including with respect to Pharmasset’s three current clinical-stage product candidates following the Acquisition) depends, among other things, on our ability to enroll a sufficient number of subjects who remain in the study until its conclusion. The enrollment of subjects depends on many factors, including:

•	the subject eligibility criteria defined in the protocol;

•	the size of the subject population required for analysis of the trial’s primary endpoints;

•	the proximity of subjects to study sites;

•	the design of the trial;

•	our ability to recruit clinical trial investigators with the appropriate competencies and experience;

•	our ability to obtain and maintain subject consents;

•	the risk that subjects enrolled in clinical trials will drop out of the trials before completion; and

•	competition for subjects by clinical trial programs for other treatments.

If Pharmasset is unable to enroll sufficient patients in its clinical trials of PSI-7977 and PSI-938, we may be unable to develop the product candidates in the currently anticipated timelines or at all, and our prospects for future revenue growth may be adversely impacted.

Pharmasset’s product candidates may demonstrate or be associated with undesirable side effects when used alone or in combination with other products that prevent their regulatory approval or limit their use if approved.

Pharmasset must adequately define the safety profile of its product candidates to obtain regulatory approval. Although in clinical trials completed to date, mericitabine, PSI-7977 and PSI-938 were generally well tolerated, these trials involved a relatively small number of subjects and we and Pharmasset may observe significant adverse events for these product candidates in the future. Roche is currently conducting larger clinical studies of mericitabine and Pharmasset is conducting, and planning to conduct, additional larger clinical studies of PSI-7977 and PSI-938. It is possible that any side effects associated with Pharmasset’s product candidates may outweigh the benefits of Pharmasset’s product candidates and prevent regulatory approval or demonstrate a risk/reward profile which would limit their market acceptance if they are approved. Recent developments in the pharmaceutical industry have prompted heightened government focus on safety reporting during both pre- and post-approval time periods and pharmacovigilance. Global health authorities may impose regulatory requirements to monitor safety that may burden Pharmasset’s and our ability to commercialize its and our drug products.

Pharmasset has licensed PSI-6130 and its prodrugs, including mericitabine, to Roche, and it will depend on Roche to continue its development and commercialization.

Pharmasset is developing mericitabine under a collaborative licensing agreement that it entered into with Roche in October 2004. Pharmasset is, and following the Acquisition we will be, dependent on Roche to continue the development of mericitabine and successfully commercialize it. Roche may terminate its agreement with us without cause on six months notice. If Roche fails to aggressively pursue the development and marketing approval of mericitabine, if a dispute arises with Roche over the terms or the interpretation of the collaboration agreement or an alleged breach of any provision of the agreement, or if Roche terminates its agreement, then the development and commercialization of mericitabine, or our ability to receive the expected payments under this agreement, could be delayed or adversely affected.

Roche is subject to many of the same development and commercialization risks to which we are subject. If Roche decides to devote resources to alternative products, either on its own or in collaboration with other pharmaceutical companies, Roche may not devote sufficient resources to the development of mericitabine. Further, if Roche decides to pursue additional therapies for HCV, future sales of mericitabine could be adversely affected. Any adverse development in Roche’s operations or financial condition could adversely affect the development and commercialization of mericitabine or other prodrugs of PSI-6130, and our receipt of future milestone payments and royalties on sales.

Disagreements with Pharmasset’s collaborator could lead to a competitive version of PSI-7977 being marketed before expiration of patent exclusivity.

Pharmasset is party to a collaboration agreement with Roche to develop PSI-6130 and its prodrugs for the treatment of chronic HCV infection. The collaborative research efforts between the parties ended on December 31, 2006. Roche later asked Pharmasset to consider whether Roche may have contributed to the inventorship of PSI-7977 and whether Pharmasset has complied with the confidentiality provisions of the collaboration agreement. Pharmasset has advised us that it carefully considered the issues raised by Roche and that it believes any such issues are without merit. We have also considered these issues and reached the same conclusion. However, if Roche were to successfully assert that it contributed to the inventorship of PSI-7977 and either independently develop PSI-7977 or file an abbreviated new drug application to market PSI-7977, Roche could at some point in the future market that product and begin competing against us prior to the expiration of Pharmasset’s patents for PSI-7977. Such marketing activity by Roche could materially reduce the revenues we expect to receive from the sale of PSI-7977, which could adversely affect our results of operations. See “We depend on relationships with other companies for sales and marketing performance and revenues. Failure to maintain these relationships, poor performance by these companies or disputes with these companies could negatively impact our business.” in Item 1A of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, incorporated by reference in this prospectus supplement.

If Pharmasset’s product candidates are determined to infringe valid patents of third parties, we may be unable to market such products or could be forced to pay royalties that could adversely affect our operating results.

Pharmasset owns patents that claim PSI-7977, PSI-938 and PSI-661 as chemical entities and their metabolites. However, the existence of issued patents does not guarantee Pharmasset the right to practice the patented technology or commercialize the patented product. Third parties may have or obtain rights to patents which they may claim could be used to prevent or attempt to prevent us from commercializing Pharmasset’s patented product candidates. For example, we are aware of patents and patent applications owned by other parties that might be alleged to cover the use of PSI-7977, PSI-938 and PSI-661. If these other parties are successful in obtaining valid and enforceable patents, and establishing our infringement of those patents, we could be prevented from selling PSI-7977, PSI 938 and PSI-661 unless we were able to obtain a license under such patents. If any license is needed it may not be available on commercially reasonable terms or at all.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein may include forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Words such as “expect,” “anticipate,” “target,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “continue,” “may,” “could,” “should,” “might,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Any statements other than statements of historical fact are forward-looking statements, including statements regarding overall trends, operating cost and revenue trends, liquidity and capital needs and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions. In addition, any statements that refer to the Acquisition, any anticipated benefits from the Acquisition, projections of our future financial performance, our anticipated trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements speak only as of the date on which they are made. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Our actual results may differ materially from those expressed in, or suggested or implied by, these forward-looking statements for various reasons, including those referenced above under “Risk Factors” on page S-17 of this prospectus supplement and in our Quarterly Report on Form 10-Q for the period ended September 30, 2011, incorporated herein by reference. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. It is not possible to predict or identify all such factors and, therefore, you should not consider any of the above risks to be a complete statement of all the potential risks or uncertainties that we face. Except as required under federal securities laws and the rules and regulations of the SEC, we do not undertake, and specifically decline, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in reports we file with the SEC.

USE OF PROCEEDS

We estimate that the net proceeds from this offering, after deducting underwriters’ discounts and estimated offering expenses payable by us, will be approximately $            . We intend to use the net proceeds from this offering to pay a portion of the cash consideration for the Tender Offer and the Merger and to pay related fees and expenses. Pending that application of funds, we intend to invest the net proceeds from this offering in United States government obligations, bank deposits or other secure, short-term investments. The net proceeds from this offering will not be deposited in an escrow account, and you will not receive a security interest in such proceeds.

In addition to the proceeds of this offering, we plan to finance the Acquisition with approximately $5.0 billion cash on hand and approximately $2.5 billion in new bank debt. We have also received bridge loan commitments of $10.2 billion in connection with potential interim financing of the Acquisition.

This offering is not conditioned upon the completion of the Tender Offer or the Merger but, in the event that the Tender Offer is not consummated on or before June 30, 2012 or the Merger Agreement is terminated any time prior thereto, we will be required to redeem in whole and not in part the notes for a redemption price equal to 101% of the principal amount of the notes, plus accrued and unpaid interest to, but excluding, the date of redemption, if any. See “Description of the Notes—Special Mandatory Redemption.” There can be no assurance that the Tender Offer or the Merger will be consummated.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities and our capitalization as of September 30, 2011:

•	on an actual basis;

•	on an as adjusted basis to give effect to this offering; and

•

on a pro forma as adjusted basis to give effect to the adjustments included in the unaudited pro forma condensed combined financial information set forth under “Summary—Unaudited Pro Forma Condensed Combined Financial Information,” including the issuance of the notes offered hereby.

This table should be read in conjunction with “Use of Proceeds” and “Summary—Unaudited Pro Forma Condensed Combined Financial Information” appearing elsewhere in this prospectus supplement and our consolidated financial statements and accompanying notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Report on Form 10-Q for the period ended September 30, 2011, each of which is incorporated by reference into this prospectus supplement.

	As of September 30, 2011
(in thousands, except per share amounts)	Actual	As Adjusted		Pro Forma As Adjusted(1)
Cash, cash equivalents and marketable securities(2)	$5,482,116	$		$

Other long-term obligations, current portion	$1,587	$		$
Long-term debt and other long-term obligations, less current portion:
0.625% Convertible Senior Notes due 2013	599,324		599,324		599,324
1.00% Convertible Senior Notes due 2014	1,174,494		1,174,494		1,174,494
1.625% Convertible Senior Notes due 2016	1,126,089		1,126,089		1,126,089
4.50% Senior Notes due 2021	991,851		991,851		991,851
% Senior Notes due offered hereby	—
% Senior Notes due offered hereby	—
% Senior Notes due offered hereby	—
% Senior Notes due offered hereby	—
New bank debt in connection with the Acquisition(3)	—		—
Other long-term obligations	138,774		138,774

Total long-term debt and other long-term obligations, less current portion	4,030,532

	As of September 30, 2011
(in thousands, except per share amounts)	Actual	As Adjusted		Pro Forma As Adjusted(1)
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; none outstanding	—		—		—
Common stock, $0.001 par value; 2,800,000 shares authorized; 756,094 shares issued and outstanding(4)	757		757		757
Additional paid-in capital	4,809,752
Accumulated other comprehensive income (loss)	(15,541)
Retained earnings	1,321,796

Total Gilead stockholders’ equity	6,116,764
Noncontrolling interest	116,442

Total stockholders’ equity	$6,233,206	$		$

Total capitalization	$10,265,325	$		$

(1)	For information on the pro forma adjustments, see “Summary—Unaudited Pro Forma Condensed Combined Financial Information.”
(2)	The amount of cash, cash equivalents and marketable securities on a pro forma as adjusted basis is based on the use of approximately $5.0 billion of cash to finance, in part, the Acquisition. We have also received bridge loan commitments of $10.2 billion in connection with potential interim financing of the Acquisition. This table does not reflect any borrowings under such bridge loans.
(3)	The amount of new bank debt on a pro forma as adjusted basis is based on our entry into a new term loan facility and our entry into a new revolving credit facility and assumes aggregate borrowings of approximately $2.5 billion thereunder to finance, in part, the Acquisition. In addition to the proceeds of the notes offered hereby and approximately $5.0 billion of cash, the balance of the financing of the Acquisition could take any of several forms or any combination of them. Sources of additional debt financing for the Acquisition may include, without limitation, additional senior notes issued in the public and/or private capital markets. We have also received bridge loan commitments of $10.2 billion in connection with potential interim financing of the Acquisition. This table does not reflect any borrowings under such bridge loans. The amount of new bank debt on a pro forma as adjusted basis also excludes $750 million of short-term borrowings to finance, in part, the Acquisition.
(4)	The common stock shown in the table above is based on an aggregate of 756,094,163 shares of common stock outstanding as of September 30, 2011 and excludes 250,991,359 shares of common stock reserved for issuances under our equity incentive plans as of such date, the shares of common stock reserved for issuance upon conversion of our convertible senior notes and the shares of common stock reserved for issuance under the warrant transactions in connection with our convertible senior notes. In addition, the common stock shown, as adjusted, does not reflect repurchases of common stock by us since September 30, 2011.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes offered by this prospectus supplement adds information to the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” beginning on page 2 of the accompanying prospectus. As used under “Summary—The Offering” and under this heading, “Description of the Notes,” all references to “we,” “us,” “our,” “Gilead” and the “Company” refer solely to Gilead Sciences, Inc. and not its subsidiaries.

General

We will issue $                      in initial aggregate principal amount of     % Senior Notes due          (the “         notes”), $                    in initial aggregate principal amount of     % Senior Notes due          (the “          notes”), $                     in initial aggregate principal amount of     % Senior Notes due          (the “         notes”) and $                    in initial aggregate principal amount of     % Senior Notes due          (the “          notes” and, together with the notes, the          notes and the          notes, the “notes”). The          notes, the          notes, the          notes and the          notes will be issued as separate series of debt securities pursuant to an indenture dated as of March 30, 2011 between us and Wells Fargo Bank, National Association, as trustee for the notes. We will issue each series of notes under a supplement to such indenture to be dated as of the closing date of this offering, setting forth the specific terms applicable to the notes. The                     notes will mature on                     , 20     , the                     notes will mature on                     , 20     , the                     notes will mature on                     , 20     and the                     notes will mature on                     , 20     . We will issue the notes only in book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The          notes will bear interest at the annual rate of     %, the          notes will bear interest at the annual rate of     %, the         notes will bear interest at the annual rate of     % and the          notes will bear interest at the annual rate of     %. Each series of notes will accrue interest from December     , 2011, or from the most recent date to which interest has been paid (or provided for) to but not including the next date upon which interest is required to be paid.

Commencing                     , 2012, interest for the          notes, the          notes, the          notes and the          notes, in each case, will be payable semi-annually in arrears at the applicable annual rate, on                     and                     , to the person in whose name a note is registered at the close of business on the                     or                     that precedes the date on which interest will be paid. Interest on the notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.

Except as described in this prospectus supplement or the accompanying prospectus, the indenture for the notes does not contain any covenants or other provisions designed to protect holders of the notes against a reduction in our creditworthiness in the event of a highly leveraged transaction nor does the indenture for the notes prohibit other transactions that might adversely affect holders of the notes, including the incurrence of additional indebtedness.

Re-opening of the Notes

We may from time to time, with respect to each series of notes, without the consent of the holders of such series of notes, create and issue further notes of such series having the same terms and conditions in all respects as the notes of such series being offered hereby, except for the issue date, the issue price and, in some cases, the date of the first payment of interest thereon. Additional notes issued in this manner will be consolidated with and will form a single series with the applicable series of notes being offered hereby.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all our other senior unsecured obligations, including all other unsubordinated notes issued under the indenture, from time to time outstanding.

The indenture provides for the issuance from time to time of senior unsecured indebtedness by us in an unlimited amount. At September 30, 2011, we had approximately $3.9 billion of indebtedness outstanding that would rank equally in right of payment with the notes.

Certain Covenants

The following restrictive covenants will apply to the notes. See “—Certain Definitions” below for the definitions of certain of the defined terms used herein.

Limitations on Liens

Other than as provided under “—Exempted Liens and Sale and Leaseback Transactions,” we will not, nor will we permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any Debt if such Debt is secured by a Lien upon any Restricted Property or on the capital stock or Debt of any Restricted Subsidiary, without, in any such case, effectively providing that the notes will be secured equally and ratably by such Lien with such secured Debt; provided, however, that this restriction will not apply to:

•	Liens existing on the date of the indenture or Liens existing on property, capital stock or Debt of any Person at the time it becomes a Restricted Subsidiary;

•

Any Lien existing on property when acquired, constructed or improved and which Lien (i) secured or provided for the payment of all or any part of the acquisition costs of the property or the cost of construction or improvement thereof and (ii) is created prior to, at the same time or within one year after, the completion of such acquisition, construction or improvement to the property, as the case may be;

•

Liens on property of a Person existing at the time such Person is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or a Restricted Subsidiary; provided, that such Lien was not incurred in anticipation of such transaction and was in existence prior to such transaction;

•	Any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;

•	Liens securing Debt of a Restricted Subsidiary owed to us or another Restricted Subsidiary;

•	Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty;

•

Carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, landlords’ and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien if reserves or other appropriate provisions, if any, as shall be required by generally accepted accounting principles have been made therefor;

•

Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

•

Liens on property securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided that all such Liens under this bullet point in the aggregate would not (even if enforced) cause a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole;

•

Liens securing obligations in respect of capital leases on assets subject to such leases; provided that such leases are otherwise permitted pursuant to the second or third bullets under the covenant “—Limitation on Sale and Leaseback Transactions” set forth below;

•	Liens securing reimbursement obligations with respect to letters of credit arising by operation of law under Section 5-118(a) of the Uniform Commercial Code;

•

Liens arising solely by virtue of any banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States, and (ii) such deposit account is not intended by us or any Subsidiary to provide collateral to the depository institution;

•

Easements, right-of-way restrictions and other similar encumbrances incurred in the ordinary course of our business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary course of our and our Subsidiaries’ business; and

•

Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any permitted Lien referred to in the bullets set forth above, inclusive of any Lien existing at the date of the indenture; provided that the obligation secured by such new Lien shall not extend beyond the property subject to the existing Lien and is not greater in amount than the obligations secured by the Lien extended, renewed or replaced (plus an amount in respect of reasonable financing fees and related transaction costs).

Limitations on Sale and Leaseback Transactions

Other than as provided under “—Exempted Liens and Sale and Leaseback Transactions,” we will not, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction with respect to any Restricted Property, except a lease for a period (including extensions or renewals at our option or the option of a Restricted Subsidiary) of three years or less. Notwithstanding the foregoing, we or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

•	The lease is between us and a Restricted Subsidiary or between Restricted Subsidiaries;

•

We or such Restricted Subsidiary would, at the time of entering into such sale and leaseback transaction, be entitled pursuant to the covenant described under “—Limitations on Liens” above, to incur Debt secured by a Lien on such Restricted Property involved in a principal amount at least equal to the Attributable Debt of such transaction without equally and ratably securing the debt securities; or

•

We or any of our Restricted Subsidiaries, during the six months following the effective date of the sale and leaseback transaction, apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair value of the Restricted Property that we or our Restricted Subsidiary lease in the transaction to the voluntary retirement of the debt securities or other Debt of ours or that of any Restricted Subsidiary, provided that such Debt (i) ranks pari passu or senior to the debt securities under the indenture and (ii) has a stated maturity which is either more than 12 months from the date of such application or which is extendable or renewable at the option of the obligor thereon to a date more than 12 months from the date of such application.

Exempted Liens and Sale and Leaseback Transactions

Notwithstanding the restrictions described under the headings “—Limitations on Liens” or “—Limitations on Sale and Leaseback Transactions,” we or any Restricted Subsidiary of ours may create or assume any Liens or enter into any Sale and Leaseback Transactions not otherwise permitted as described under such headings, if the sum of the following does not exceed 15% of Consolidated Net Tangible Assets:

•

The outstanding Indebtedness secured by such Liens (not including any Liens permitted under “—Limitation on Liens” which amount does not include any Liens permitted under the provisions of this “—Exempted Liens and Sale and Leaseback Transactions”); plus

•

all Attributable Debt in respect of such Sale and Leaseback Transactions entered into (not including and Sale and Leaseback Transactions permitted under “—Limitation on Sale and Leaseback Transactions” which amount does not include any Sale and Leaseback Transactions permitted under the provisions of this “—Exempted Liens and Sale and Leaseback Transactions”), measured, in each case, at the time such Lien is incurred or any such Sale and Leaseback Transaction is entered into by us or such Restricted Subsidiary of ours.

Certain Definitions

Set forth below are certain of the defined terms used in the indenture.

“Attributable Debt” means, in respect of a sale and leaseback transaction, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such sale and leaseback transaction, as determined in good faith by us) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all customer lists, computer software, licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, capitalized research and development costs and other like intangibles, treasury stock and unamortized debt discount and expense, and all other like intangible assets, all as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination and determined in accordance with generally accepted accounting principles.

“Debt” means any and all of the obligations of a Person for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of such Person as a liability as of the date of which the Debt is to be determined.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing) on or with respect to any property.

“Person” means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

“Restricted Property” means, as to any particular series of notes, any manufacturing facility or plant owned, or leased, by the Company or a Restricted Subsidiary and located within the United States, including Puerto Rico, the gross book value (including related land, machinery and equipment without deduction of any depreciation reserves) of which is not less than 1% of Consolidated Tangible Net Assets as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination other than any such manufacturing facility or plant which the board of directors reasonably determines is not material to the operation of the Company’s business and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means a Subsidiary (i) which is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the U.S. federal securities laws or (ii) which owns a Restricted Property; provided, however, that the term shall not include any Subsidiary which is solely or primarily engaged in the business of providing or obtaining financing for the sale or lease of products sold or leased by us or any Subsidiary.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the outstanding shares or other interests having voting power is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person. Unless the context otherwise requires, all references to Subsidiary or Subsidiaries herein shall refer to our Subsidiaries.

“United States” means the United States of America (including the States thereof and the District of Columbia), its territories and possessions and other areas subject to its jurisdiction.

Merger, Consolidation and Sale

The indenture generally provides that we may not consolidate with or merge into, or sell, transfer or convey, including by lease, all or substantially all of our assets to another entity, unless: (i) the resulting, surviving or transferee entity (A) is a corporation or entity organized under the laws of the United States and (B) if other than us, it assumes by a supplemental indenture all our obligations under the debt securities and the indenture, (ii) immediately after giving effect to such transaction no Event of Default (as defined herein) and no circumstances which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the indenture.

Optional Redemption

The          notes, the          notes, the          notes and the          notes, in each case, will be redeemable as a whole or in part, at our option at any time or from time to time, at a redemption price equal to the greater of:

(i)	100% of the principal amount of the notes to be redeemed and

(ii)	the sum, as determined by an Independent Investment Banker, of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis at the Treasury Rate, plus basis points in the case of the notes, basis points in the case of the notes, basis points in the case of the notes and basis points in the case of the notes, plus, in each case, accrued and unpaid interest on the notes to be redeemed to the date of redemption.

At any time on or after the date that is three months prior to the maturity date of the          notes, we may redeem the          notes, in whole or in part, at 100% of the principal amount of the          notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

At any time on or after the date that is six months prior to the maturity date of the          notes, we may redeem the          notes, in whole or in part, at 100% of the principal amount of the          notes to be redeemed, plus accrued and unpaid interest to the date of redemption.

In each case, the redemption prices will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the applicable Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the related Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of the notes being redeemed.

“Comparable Treasury Price” means, with respect to any redemption date,

•	the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

•	if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Reference Treasury Dealer” means Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc., their successors and two other nationally recognized investment banking firms, each of which is a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”) specified from time to time by us; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute therefor another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Unless a default occurs in the payment of the redemption price, from and after any redemption date, interest will cease to accrue on the notes or any portion thereof called for redemption. On or before any redemption date, we shall deposit with the trustee or with a paying agent money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all the notes of a series are to be redeemed, the notes of such series to be redeemed shall be selected by the trustee at our direction by such method as we and the trustee shall deem fair and appropriate. The redemption price shall be calculated by the Independent Investment Banker and we, the trustee and any paying agent for the notes shall be entitled to rely on such calculation.

Special Mandatory Redemption

In the event that we do not consummate the Tender Offer on or prior to June 30, 2012, or the Merger Agreement is terminated any time prior thereto, we will be required to redeem in whole and not in part the aggregate principal amount of the outstanding notes on the special mandatory redemption date at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to, but excluding, the special mandatory redemption date. The “special mandatory redemption date” means the earlier to occur of (1) July 31, 2012, if the Tender Offer has not been consummated on or prior to June 30, 2012, or (2) the 30th day (or if such day is not a business day, the first business day thereafter) following the termination of the

Merger Agreement for any reason. Notwithstanding the foregoing, installments of interest on the applicable series of notes that are due and payable on interest payment dates falling on or prior to the special mandatory redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the notes and the indenture.

We will cause the notice of special mandatory redemption to be mailed, with a copy to the trustee, within five business days after the occurrence of the event triggering redemption to each holder at its registered address. If funds sufficient to pay the special mandatory redemption price of the notes to be redeemed on the special mandatory redemption date are deposited with the trustee or a paying agent on or before such special mandatory redemption date, and certain other conditions are satisfied, on and after such special mandatory redemption date, the notes will cease to bear interest.

Change of Control

If a Change of Control Triggering Event occurs, except with respect to any series of notes for which we have exercised our option to redeem the notes of such series in full, as described under “— Optional Redemption” above, each holder of the notes will have the right to require us to purchase all or a portion (equal to $2,000 and any integral multiples of $1,000 in excess thereof) of such holder’s notes pursuant to the offer described below (a “Change of Control Offer”) at a purchase price equal to 101% of the aggregate principal amount of the notes repurchased, plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Payment”), subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

We will be required to send a notice to each holder of the notes (except holders of the notes of any series which is not subject to the Change of Control Offer, as described above) by first class mail, with a copy to the trustee, within 30 days following the date upon which any Change of Control Triggering Event occurred, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control. The notice will govern the terms of the Change of Control Offer and will describe, among other things, the transaction that constitutes or may constitute the Change of Control Triggering Event and the purchase date. The purchase date will be at least 30 days but no more than 60 days from the date such notice is mailed, other than as may be required by law (a “Change of Control Payment Date”). If the notice is mailed prior to the date of consummation of the Change of Control, the notice will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all properly tendered notes or portions of notes not validly withdrawn;

•	deposit with the paying agent the required payment for all properly tendered notes or portions of notes not validly withdrawn; and

•	deliver or cause to be delivered to the trustee the repurchased notes, accompanied by an officers’ certificate stating, among other things, the aggregate principal amount of repurchased notes.

We will not be required to make a Change of Control Offer with respect to a series of notes upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer with respect to such series in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and the third party purchases all such notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase the notes of a particular series if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the indenture with respect to such series of notes.

We will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable, in connection with the repurchase of any series of notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of any such series of notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of any such series of notes by virtue of any such conflict.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and the assets of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes of that series as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person or group may be uncertain.

For purposes of the foregoing discussion, the following definitions apply:

“Capital Stock” means the capital stock of every class whether now or hereafter authorized, regardless of whether such capital stock shall be limited to a fixed sum or percentage with respect to the rights of the holders thereof to participate in dividends and in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of such corporation.

“Change of Control” means the occurrence of any of the following:

•

the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries;

•

the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than us or one of our subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of our then outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares;

•

we consolidate, or merge with or into any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction;

•	the first day on which a majority of the members of our board of directors are not Continuing Directors; or

•	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the first three bullets above, a transaction will not be considered to be a Change of Control if (a) we become a direct or indirect wholly-owned subsidiary of a holding company and (b)(x) immediately following that transaction, the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (y) immediately following that transaction, no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our board of directors who:

•	was a member of such board of directors on the first date that the notes were first issued; or

•

was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

Under a recent Delaware Chancery Court interpretation of the foregoing definition of “Continuing Directors,” a board of directors may approve for purposes of such definition, a slate of stockholder-nominated directors without endorsing them, or while simultaneous recommending and endorsing its own slate instead. As a result, if our board of directors approved a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, the ultimate election of such dissident slate would not constitute a “Change of Control Triggering Event” that would trigger your right to require us to repurchase your notes as described above.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by us.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agencies” means:

•	each of Moody’s and S&P; and

•

if any of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act that is selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Rating Event” means, with respect to the notes, the rating of such notes is lowered below Investment Grade by each of the Rating Agencies on any date during the period commencing on the date of public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified person as of any date, the Capital Stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Events of Default

An “Event of Default” under the indenture in respect of any series of notes is:

•	default for 30 days in payment of interest on the notes of such series;

•	default in payment of principal, or any premium on the notes of such series;

•	failure by us for 90 days after notice to us to comply with any of our other agreements in the applicable indenture for the benefit of holders of the notes of such series;

•	certain events of bankruptcy, insolvency or reorganization; and

•

the occurrence with respect to any debt of the Company individually or in the aggregate in excess of $100,000,000 of (i) an event of default that results in such debt becoming due and payable prior to its scheduled maturity (after giving effect to any applicable grace period) or (ii) the failure to make any payment when due (including any applicable grace period), which results in the acceleration of the maturity of such debt, in each case without such acceleration having been rescinded, annulled or otherwise cured.

With respect to each series of notes, if an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding notes of such series may declare the notes of such series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the outstanding notes of such series. In case of certain events of bankruptcy, insolvency or reorganization involving us, the principal and accrued and unpaid interest on the outstanding notes will automatically become immediately due and payable. In addition, an Event of Default applicable to a series of notes that causes the notes of such series to be accelerated may give rise to a cross-default under our existing and future borrowing arrangements.

With respect to each series of notes, no holder of the notes of such series may pursue any remedy against us under the indenture (other than with respect to the right to receive payment of principal (and premium, if any) or interest, if any) unless such holder previously shall have given to the trustee written notice of default and unless the holders of at least 25% in principal amount of the notes of such series shall have requested the trustee to pursue the remedy and shall have offered the trustee indemnity or security satisfactory to it, the trustee shall not have complied with the request within 60 days of receipt of the request and the offer of indemnity or security, and the trustee shall not have received direction inconsistent with the request during such 60-day period from the holders of a majority in principal amount of the notes of such series.

Holders of the notes of any series may not enforce the indenture or the notes of such series except as provided in the indenture. The trustee may refuse to enforce the indenture or the notes of such series unless it receives indemnity or security satisfactory to it from us or, under certain circumstances, the holders of the notes of such series seeking to direct the trustee to take certain actions under the indenture against any loss, liability or expense. Subject to certain limitations, holders of a majority in principal amount of the notes a particular series may direct the trustee in writing in its exercise of any trust or power under the indenture in respect of the notes of such series. The indenture provides that the trustee will give to the holders of the notes of any series notice of all defaults actually known to it, within 90 days after the occurrence of any default with respect to the notes of such series, unless the default shall have been cured or waived. The trustee may withhold from holders of the notes notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding such notice is in the interests of such holders. We are required annually to certify to the trustee in writing as to the compliance by us with all conditions and any covenants under the indenture and the absence of a default thereunder, or as to any such default that existed.

Our directors, officers, employees and stockholders, as such, shall not have any liability for any of our obligations under the notes or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a note, each holder of such note waives and releases all such claims and liability. This waiver and release are part of the consideration for the issue of the notes.

Satisfaction, Discharge and Defeasance

The indenture provides that we may, subject to certain conditions described below, discharge certain obligations to holders of notes of any series that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such series of notes in respect of principal (and premium, if any) and interest to the date of such deposit (if such series of notes have become due and payable) or to the stated maturity and redemption date, as the case may be.

With respect to each series of notes, the indenture provides that we may elect either:

•	to defease and be discharged from all of our obligations with respect to the notes of such series (this is known as “defeasance”); or

•

to be released from our obligations with respect to the notes of such series under the restrictions described under “—Certain Covenants” or our obligations under any other covenant, and any omission to comply with such obligations will not constitute an event of default with respect to the notes of such series (this is known as “covenant defeasance”);

in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in the currency in which the notes of such series are payable at stated maturity, or government obligations, or both, applicable to the notes of such series that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent certified public accountants to pay the principal of (and premium, if any) and interest on the notes of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates.

Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of such series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

Book-Entry; Delivery and Form of Notes

For each series of notes, the certificates representing the notes of such series will be issued in the form of one or more fully registered global notes without coupons (the “Global Note”) and will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as the nominee of DTC. Except in limited circumstances, the notes will not be issuable in definitive form. Unless and until they are exchanged in whole or in part for the individual notes represented thereby, any interests in the Global Note may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee of DTC to a successor depository or any nominee of such successor. See “Description of Debt Securities—Global Securities” in the accompanying prospectus.

Investors may elect to hold interests in the global notes through either DTC in the U.S. or Clearstream Banking, société anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), in Europe if they are participants of such systems, or indirectly through organizations which are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of DTC.

DTC has advised us that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a

“clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Clearstream advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (Commission de Surveillance du Secteur Financier). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions with respect to interests in the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear advises that it was created in 1968 to hold securities for participants of Euroclear (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the “Euroclear Operator”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no records of or relationship with persons holding through Euroclear Participants.

Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

The information in this section concerning DTC, DTC’s book-entry system, Clearstream and Euroclear has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Neither we nor the Trustee will be liable or responsible for DTC, Euroclear or Clearstream.

Same-Day Funds Settlement and Payment

Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of notes in book-entry form will be made by us in immediately available funds to the accounts specified by DTC.

Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing houses or next-day funds. In contrast, the notes will trade in DTC’s Same-Day Funds Settlement System until maturity, or earlier redemption or repayment, or until the notes are issued in certificated form, and secondary market trading activity in the notes will therefore be required by DTC to settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Governing Law

The notes and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

Wells Fargo Bank, National Association will act as trustee under the indenture. Wells Fargo Bank, National Association is a lender to us under our existing senior credit facility and may be a lender under any new credit facilities we enter into in connection with the Acquisition. Wells Fargo Bank, National Association and its affiliates also provide from time to time other services to us in the ordinary course of business. Additionally, Nicholas G. Moore, one of our non-executive directors, is a non-executive director of Wells Fargo & Company, an affiliate of Wells Fargo Bank, National Association.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following discussion is a summary of certain U.S. federal income tax consequences of the purchase, ownership and disposition of the notes by an initial holder of the notes that is a Non-U.S. Holder (as defined below). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular taxpayers in light of their special circumstances, or to taxpayers subject to special treatment under U.S. federal income tax laws (including dealers in securities or currencies, brokers, financial institutions (including banks), insurance companies, tax-exempt organizations, entities that are treated as partnerships for U.S. federal income tax purposes, U.S. expatriates, persons who hold notes as part of a hedging, integrated, straddle, conversion or constructive sale transaction, or passive foreign investment companies). This discussion does not address any aspect of taxation other than U.S. federal income taxation. This discussion deals only with certain U.S. federal income tax consequences to a Non-U.S. Holder that acquires the notes in the initial offering at their issue price and holds the notes as capital assets (generally, property held for investment purposes). No ruling of the U.S. Internal Revenue Service (the “IRS”) has been or will be sought regarding any matter discussed herein.

This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder (the “Treasury Regulations”), judicial decisions and current administrative rulings and practice, all as in effect and available as of the date of this prospectus supplement and all of which are subject to differing interpretations or change, possibly with retroactive effect.

EACH PROSPECTIVE PURCHASER OF THE NOTES SHOULD CONSULT ITS TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is not (i) a citizen or individual resident of the United States; (ii) a corporation (or other entity treated as a corporation) that is created or organized under the laws of the United States, any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; (iv) a trust, (A) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (B) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person; or (v) a partnership or other entity treated as a partnership.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes beneficially owns the notes, the tax treatment of a partner in such partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that beneficially owns the notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Tax Consequences to Non-U.S. Holders

Interest. Subject to the discussion below concerning backup withholding, no U.S. federal withholding tax generally will apply to a payment of interest on a note to a Non-U.S. Holder, provided that:

(i)	such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

(ii)	such Non-U.S. Holder is not a controlled foreign corporation directly or indirectly related to us through stock ownership;

(iii)

either (A) such Non-U.S. Holder provides its name and address, and certifies on IRS Form W-8BEN (or appropriate substitute form), under penalties of perjury, that it is not a U.S. person or (B) a securities clearing organization or certain other financial institutions holding the note on behalf of the

Non-U.S. Holder certifies on IRS Form W-8IMY, under penalties of perjury, that such certification has been received by it and furnishes us or our paying agent with a copy thereof; and

(iv)	we or our paying agent do not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

In addition, payments of interest on the notes made to a Non-U.S. Holder will not be subject to U.S. federal withholding tax if the income is effectively connected with such Non-U.S. Holder’s trade or business in the United States (or under an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base) and such Non-U.S. Holder provides an IRS Form W-8ECI (or other applicable form). If the above criteria not met, payments of interest on a note generally will be subject to U.S. federal withholding tax at a 30% rate (or a lower applicable treaty rate, provided certain certification requirements are met).

If interest on the notes is effectively connected with the conduct of a United States trade or business of the Non-U.S. Holder or, if a tax treaty applies, such interest is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder, the Non-U.S. Holder, although exempt from United States federal withholding tax as provided above, generally will be subject to United States federal income tax on the receipt or accrual of such interest on a net income basis when received or accrued in accordance with such holder’s method of accounting. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to an additional branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. These holders are urged to consult their tax advisors concerning the United States federal income tax consequences to them of the acquisition, ownership and disposition of the notes as well as the application of state, local and non-United States income and other tax laws.

Sale, Exchange, Retirement or Other Disposition of a Note. Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on the receipt of payments of principal on a note, or on any gain recognized upon the sale, exchange, retirement or other disposition of a note, unless:

(a)	such gain is effectively connected with the conduct of a trade or business in the United States (and if a tax treaty applies, such gain is attributable to a United States permanent establishment or fixed base of the Non-U.S. Holder); or

(b)	in the case of a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more during the taxable year in which such sale, exchange, redemption, or other taxable disposition occurs and certain other conditions are met.

Gain that is effectively connected with the conduct of a trade or business in the United States generally will be subject to United States federal income tax on a net income basis (but not U.S. withholding tax), in the same manner as if the Non-U.S. Holder were a resident of the United States, and, in the case of a corporation, may be subject to an additional branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to adjustments. An individual Non-U.S. Holder who is subject to United States federal income tax because the Non-U.S. Holder was present in the United States for 183 days or more during the year of sale, exchange, redemption, or other disposition of the notes will be subject to a flat 30% tax on the gain derived from such sale or other taxable disposition, which may be offset by certain United States source capital losses. Any gain recognized with respect to accrued and unpaid interest upon the disposition of a note by the Non-U.S. Holder would be taxed as described above under “Tax Consequences to Non-U.S. Holders – Interest.”

Backup Withholding and Information Reporting

A Non-U.S. Holder may be required to comply with certain certification procedures to establish that such holder is not a U.S. person in order to avoid information reporting and backup withholding tax with respect to payments of principal and interest on, or the proceeds of the sale or other disposition (including a retirement or redemption) of, a note. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against that Non-U.S. Holder’s U.S. federal income tax liability provided the required information is furnished to the IRS. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest paid to such Non-U.S. Holder regardless of whether any tax was actually withheld. We may also be required to report the proceeds of a disposition to the IRS unless a Non-U.S. Holder properly establishes an exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

UNDERWRITING

We and the underwriters for the offering named below for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated and Barclays Capital Inc. are acting as representatives, have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$	$	$	$
Barclays Capital Inc.
Goldman, Sachs & Co.
J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Wells Fargo Securities, LLC

Total	$	$	$	$

The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions.

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering prices set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to     %,     %,     % and     %, respectively, of the principal amount of the         notes, the         notes, the         notes and the          notes. Any such securities dealers may resell any         notes,         notes,          notes and         notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to     %,     %,     % and     %, respectively, of the principal amount of such notes. If all the notes are not sold at the initial offering prices, the representatives may change the offering prices and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows, for each series of notes, the underwriting discount per note (expressed as a percentage of the principal amount of each note) and the total underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
	Notes		Notes		Notes		Notes
Per Note		%		%		%		%
Total	$		$		$		$

We estimate that the expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $4.1 million.

The notes are new issues of securities with no established trading markets. We have been advised by the underwriters that the underwriters intend to make markets in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading markets for the notes.

It is expected that delivery of the notes will be made against payment therefor on or about                     , 2011, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the

Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing (and the following business day) will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

In connection with the offering of the notes, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes of the applicable series than they are required to purchase in the offering of such notes. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market prices of the notes while the offering of the notes is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

Selling Restrictions

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the book-running manager for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall require Gilead Sciences, Inc. or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an offer of notes to the public in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

Each underwriter has represented and agreed that:

(a)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Gilead Sciences, Inc.; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Conflicts of Interest

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. For example, Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as financial advisors with respect to the Acquisition, for which they will be paid customary fees and expenses. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and each of the other underwriters are committing to provide bridge financing of up to $10.2 billion in connection with the Acquisition, which amount will be reduced by the net proceeds of this offering. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc and each of the other underwriters are expected to provide additional credit facilities in connection with financing the Acquisition, including each of the credit facilities supporting the Tender Offer, and may serve in various agency or other capacities under such facilities. Affiliates of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and certain of the other underwriters for this offering are also lenders under our existing revolving credit facility and serve in various agency or other capacities under such facilities. In March 2011, Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as a joint book-running manager and Barclays Capital Inc. and certain of the other underwriters for this offering acted as co-managers in the offering of our $1,000,000,000 aggregate principal amount of 4.50% Senior Notes due 2021.

Nicholas G. Moore, one of our non-executive directors, is a non-executive director of Wells Fargo & Company, an affiliate of Wells Fargo Securities, LLC.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. To the extent the underwriters or their affiliates hold shares of Pharmasset Stock that are accepted for payment in the Tender Offer, they would receive a portion of the net proceeds of this offering. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will pass upon the validity of the notes offered hereby for Gilead Sciences, Inc. Certain legal matters relating to the offering of the notes will be passed upon for the underwriters by Latham & Watkins LLP.

EXPERTS

The consolidated financial statements of Gilead Sciences, Inc. appearing in Gilead Sciences, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2010 (including the schedule appearing therein) and the effectiveness of Gilead Sciences, Inc.’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Pharmasset, Inc. incorporated by reference in this prospectus supplement have been so incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

PROSPECTUS

Gilead Sciences, Inc.

Debt Securities

Preferred Stock

Common Stock

Warrants

Subscription Rights

Stock Purchase Contracts

Stock Purchase Units

Gilead Sciences, Inc., from time to time, may offer, issue and sell (i) senior debt securities which may be convertible or non-convertible, (ii) preferred stock, (iii) common stock, (iv) warrants to purchase debt securities, preferred stock, common stock or other securities, (v) subscription rights to purchase debt securities, preferred stock, common stock or other securities, (vi) stock purchase contracts obligating holders to purchase from or sell to us common stock or preferred stock at a future date or dates, and (vii) stock purchase units, each consisting of a stock purchase contract and any combination of debt securities or debt obligations of third parties, including U.S. Treasury securities, which would secure the holder’s obligation to purchase from or to sell to us, as the case may be, preferred stock or common stock under the stock purchase contract.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “GILD.” If we decide to seek a listing of any securities offered by this prospectus, the applicable prospectus supplement will disclose the exchange or market on which such securities will be listed, if any, or where we have made an application for listing, if any.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

This prospectus describes some of the general terms that may apply to the offered securities. The specific terms of any securities to be offered will be described in supplements to this prospectus, which may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. You should carefully consider the risk factors incorporated herein by reference and described under the heading “Risk Factors” beginning on page 1.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 23, 2011.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add information to this prospectus or update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read carefully this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” We have not authorized anyone to provide you with different or additional information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale of these securities is not permitted. You should assume that the information in this prospectus or any prospectus supplement, as well as the information incorporated by reference herein or therein, is accurate only as of the date of the documents containing the information. Our business, financial condition, results of operations and prospects may have changed since those dates.

In this prospectus, except as otherwise indicated, “Gilead,” the “Company,” “we,” “our,” and “us” and similar terms refer to Gilead Sciences, Inc. and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be read and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC, including us. These reports, proxy statements and other information can also be read on our internet site at http://www.gilead.com. Information on our website is not incorporated into this prospectus and is not a part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement or any subsequently filed document deemed incorporated by reference. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (filed with the SEC on February 28, 2011);

•	Definitive Proxy Statement on Schedule 14A (filed with the SEC on March 22, 2011);

•	Current Reports on Form 8-K (filed with the SEC on January 25, 2011, February 7, 2011 and February 25, 2011);

•

the description of our common stock which is contained in the Registration Statement on Form 8-A filed December 16, 1991, under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description; and

ii

•

the description of the shareholder rights plan which is contained in the Registration Statement on Form 8-A/A filed October 31, 2003, under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the document is filed.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report, performance graph and the certifications of our chief executive officer and chief financial officer required by Rule 13a-14(b) or Rule 15d-14(b) under the Exchange Act and Section 1350 of Chapter 63 of Title 18 of the United States Code (included in or accompanying our Annual Report on Form 10-K for the fiscal year ended December 31, 2010) or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the documents which are incorporated by reference into the prospectus but not delivered with the prospectus (other than exhibits to those documents unless such exhibits are specifically incorporated by reference as an exhibit in this prospectus). Requests should be directed to Gilead Sciences, Inc., Attention: Investor Relations, 333 Lakeside Drive, Foster City, California 94404, Telephone: (650) 574-3000.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may include forward-looking statements made within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. Words such as “expect,” “anticipate,” “target,” “goal,” “project,” “intend,” “plan,” “believe,” “seek,” “estimate,” “continue,” “may,” “could,” “should,” “might,” variations of such words, and similar expressions are intended to identify such forward-looking statements. Any statements other than statements of historical fact are forward-looking statements, including statements regarding overall trends, operating cost and revenue trends, liquidity and capital needs and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends and similar expressions. In addition, any statements that refer to projections of our future financial performance, our anticipated trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements speak only as of the date on which they are made. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Our actual results may differ materially from those expressed in, or suggested or implied by, these forward-looking statements for various reasons, including those referenced below under “Risk Factors” on page 1 of this prospectus and in our Annual Report on Form 10-K for the year ended December 31, 2010 incorporated by reference herein. Given these risks and uncertainties, you are cautioned not to place undue reliance on forward-looking statements. It is not possible to predict or identify all such factors and, therefore, you should not consider any of the above risks to be a complete statement of all the potential risks or uncertainties that we face. Except as required under federal securities laws and the rules and regulations of the SEC, we do not undertake, and specifically decline, any obligation to update any of these statements or to publicly announce the results of any revisions to any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in reports we file with the SEC.

iii

GILEAD SCIENCES, INC.

We are a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Our mission is to advance the care of patients suffering from life threatening diseases worldwide. We have operations in North America, Europe and Asia Pacific. To date, we have focused our efforts on bringing novel therapeutics for the treatment of life threatening diseases to market. We continue to seek to add to our existing portfolio of products through our internal discovery and clinical development programs and through a product acquisition and in-licensing strategy.

We were incorporated in Delaware on June 22, 1987. Our principal executive offices are located at 333 Lakeside Drive, Foster City, California 94404. The telephone number of our principal executive offices is (650) 574-3000.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement, including, without limitation, the risks described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which is incorporated herein by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act before making an investment decision. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. See “Where You Can Find More Information” included elsewhere in this prospectus.

USE OF PROCEEDS

Except as may be otherwise set forth in the applicable prospectus supplement accompanying this prospectus, the net proceeds from the sale of the securities offered by this prospectus will be used for general corporate purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical consolidated ratio of earnings to fixed charges for the periods indicated.

	Year Ended December 31,
	2010	2009	2008	2007	2006
Ratio of Earnings to Fixed Charges	31.9x	42.1x	35.8x	30.6x	*

*	For the year ended December 31, 2006, our earnings were insufficient to cover fixed charges by $671.5 million.

Earnings consist of pretax income from continuing operations before adjustment for income or loss from equity investees, fixed charges, amortization of capitalized interest, distributed income of equity investees and pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, minus interest capitalized and noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Fixed charges consist of interest expensed and capitalized, amortized premiums, discounts and capitalized expenses related to indebtedness and estimated interest included in rental expense.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, warrants, subscription rights, stock purchase contracts and stock purchase units that we may sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the related prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may issue senior debt securities. We will issue the senior debt securities under an indenture to be entered into between us and Wells Fargo Bank, National Association, as trustee, which we refer to as the “indenture.” As used in this prospectus, “debt securities” means our direct unsecured general obligations and may include debentures, notes, bonds or other evidences of indebtedness that we issue and the trustee authenticates and delivers under the applicable base indenture. The prospectus supplement relating to any offering of debt securities will describe more specific terms of the debt securities being offered.

Debt securities will be issued under a base indenture in one or more series established pursuant to a supplemental indenture or a resolution duly adopted by our board of directors or a duly authorized committee thereof. The base indenture does not limit the aggregate principal amount of debt securities that may be issued thereunder, or the amount of series that may be issued. In this prospectus, we refer to the base indenture (together with each applicable supplemental indenture or resolution establishing the applicable series of debt securities) as the indenture. The indenture will be subject to, and governed by, the Trust Indenture Act of 1939.

The summary set forth below does not purport to be complete and is subject to and qualified in its entirety by reference to the base indenture and the supplemental indenture or board resolution (including the form of debt security) relating to the applicable series of debt securities, the form of each of which is or will be filed or incorporated by reference as an exhibit to the registration statement of which this prospectus is a part and incorporated herein by reference.

General

The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated debt from time to time outstanding. Our secured debt will be effectively senior to the debt securities to the extent of the value of the assets securing such debt. Unless otherwise indicated in a prospectus supplement, the debt securities will be exclusively our obligations and not those of our subsidiaries and therefore the debt securities will be structurally subordinate to the debt and liabilities of any of our subsidiaries.

The applicable prospectus supplement will describe the specific terms of each series of debt securities being offered, including some or all of the following:

•	the title of the debt securities;

•	the price at which the debt securities will be issued (including any issue discount);

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates (or manner of determining the same) on which the debt securities will mature;

•

the rate or rates (which may be fixed or variable) per annum (or the method or methods by which such rate or rates will be determined) at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue;

•

the date or dates on which such interest will be payable and the record dates for such interest payment dates and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

•	if the trustee in respect of the debt securities is other than Wells Fargo Bank, National Association (or any successor thereto), the identity of the trustee;

•	any mandatory or optional sinking fund or purchase fund or analogous provision;

•	whether the debt securities are to be issued in individual certificates to each holder or in the form of global securities held by a depositary;

•

any provisions relating to the date after which, the circumstances under which, and the price or prices at which the debt securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at our option or of the holder thereof and certain other terms and provisions of such optional or mandatory redemption;

•	if the debt securities are denominated in other than United States dollars, the currency or currencies (including composite currencies) in which the debt securities are denominated;

•

if payments of principal (and premium, if any) or interest, if any, in respect of the debt securities are to be made in a currency other than United States dollars or the amounts of such payments are to be determined with reference to an index based on a currency or currencies other than that in which the debt securities are denominated, the currency or currencies (including composite currencies) or the manner in which such amounts are to be determined, respectively;

•	if other than or in addition to the events of default described in the base indenture, the events of default with respect to the debt securities of that series;

•	any provisions relating to the conversion of debt securities into debt securities of another series or shares of our capital stock or any other equity securities;

•	any provisions restricting defeasance of the debt securities;

•	any covenants or other restrictions on our operations;

•	conditions to any merger or consolidation; and

•	any other terms of the debt securities. (Section 3.1)

Unless otherwise indicated in a prospectus supplement in respect of which this prospectus is being delivered, principal of, premium, if any, and interest, if any, on the debt securities (other than debt securities issued as global securities) will be payable, and the debt securities (other than debt securities issued as global securities) will be exchangeable and transfers thereof will be registrable, at the office of the trustee with respect to such series of debt securities and at any other office maintained at that time by us for such purpose, provided that, at our option, payment of interest may be made by check mailed to the address of the holder as it appears in the register of the debt securities. (Section 3.4)

Unless otherwise indicated in a prospectus supplement relating thereto, the debt securities will be issued only in fully registered form, without coupons, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. (Section 3.2) For certain information about debt securities issued in global form, see “—Global Securities” below. No service charge shall be made for any registration of transfer or exchange of the securities, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. (Section 3.6)

Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special U.S. federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par which are treated as having been issued at a discount for U.S. federal income tax purposes will be described in the prospectus supplement in respect of which this prospectus is being delivered, if applicable.

Debt securities may be issued, from time to time, with the principal amount payable on the applicable principal payment date, or the amount of interest payable on the applicable interest payment date, to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. In such cases, holders of such debt securities may receive a principal amount on any principal payment date, or a payment of interest on any interest payment date, that is greater than or less than the amount of principal or interest payable on such dates, depending upon the value on such dates of the applicable currency, commodity, equity index or other factor. Information, if any, as to the methods for determining the amount of principal or interest payable on any date, the currencies, commodities, equity indices or the factors to which the amount payable on such date is linked and certain additional tax considerations applicable to the debt securities will be set forth in a prospectus supplement in respect of which this prospectus is being delivered.

The indenture provides that the trustee and the paying agent shall promptly pay to us upon request any money held by them for the payment of principal (and premium, if any) or interest that remains unclaimed for two years. In the event the trustee or the paying agent returns money to us following such two-year period, the holders of the debt securities thereafter shall be entitled to payment only from us, subject to all applicable escheat, abandoned property and similar laws. (Section 11.7)

The base indenture does not limit the amount of additional unsecured indebtedness that we or any of our subsidiaries may incur. Unless otherwise specified in the resolutions or in any supplemental indenture establishing the terms of the debt securities, the terms of the debt securities do not afford holders of the debt securities protection in the event of a highly leveraged or other similar transaction involving us that may adversely affect the holders of the debt securities. Debt securities of any particular series need not be issued at the same time and, unless otherwise provided, a series may be re-opened, without the consent of the holders of such debt securities, for issuances of additional debt securities of that series, unless otherwise specified in the resolutions or any supplemental indenture establishing the terms of the debt securities. (Section 3.1)

Certain Covenants

The following restrictive covenants will apply to each series of debt securities issued under the indenture, unless otherwise specified in any supplemental indenture or resolution establishing the terms of the debt securities of any series. See “—Certain Definitions” below for the definitions of certain of the defined terms used herein.

Limitations on Liens

Other than as provided under “—Exempted Liens and Sale and Leaseback Transactions,” we will not, nor will we permit any Restricted Subsidiary to, create, incur, issue, assume or guarantee any Debt if such Debt is secured by a Lien upon any Restricted Property or on the capital stock or Debt of any Restricted Subsidiary, without, in any such case, effectively providing that the debt securities will be secured equally and ratably by such Lien with such secured Debt; provided, however, that this restriction will not apply to:

•	Liens existing on the date of the indenture or Liens existing on property, capital stock or Debt of any Person at the time it becomes a Restricted Subsidiary;

•

Any Lien existing on property when acquired, constructed or improved and which Lien (i) secured or provided for the payment of all or any part of the acquisition costs of the property or the cost of construction or improvement thereof and (ii) is created prior to, at the same time or within one year after, the completion of such acquisition, construction or improvement to the property, as the case may be;

•

Liens on property of a Person existing at the time such Person is merged into or consolidated with us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to us or a Restricted Subsidiary; provided, that such Lien was not incurred in anticipation of such transaction and was in existence prior to such transaction;

•	Any Lien arising by reason of deposits with, or the giving of any form of security to, any governmental agency or any body created or approved by law or governmental regulation;

•	Liens securing Debt of a Restricted Subsidiary owed to us or another Restricted Subsidiary;

•	Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty;

•

Carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’, landlords’ and other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien if reserves or other appropriate provisions, if any, as shall be required by generally accepted accounting principles have been made therefor;

•

Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

•

Liens on property securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and (iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided that all such Liens under this bullet point in the aggregate would not (even if enforced) cause a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole;

•

Liens securing obligations in respect of capital leases on assets subject to such leases; provided that such leases are otherwise permitted pursuant to the second or third bullets under the covenant “—Limitation on Sale and Leaseback Transactions” set forth below;

•	Liens securing reimbursement obligations with respect to letters of credit arising by operation of law under Section 5-118(a) of the Uniform Commercial Code;

•

Liens arising solely by virtue of any banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by us in excess of those set forth by regulations promulgated by the Board of Governors of the Federal Reserve System of the United States, and (ii) such deposit account is not intended by us or any Subsidiary to provide collateral to the depository institution;

•

Easements, right-of-way restrictions and other similar encumbrances incurred in the ordinary course of our business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary course of our and our Subsidiaries’ business; and

•

Any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any permitted Lien referred to in the bullets set forth above, inclusive of any Lien existing at the date of the indenture; provided that the obligation secured by such new Lien shall not extend beyond the property subject to the existing Lien and is not greater in amount than the obligations secured by the Lien extended, renewed or replaced (plus an amount in respect of reasonable financing fees and related transaction costs). (Section 5.2)

Limitations on Sale and Leaseback Transactions

Other than as provided under “—Exempted Liens and Sale and Leaseback Transactions,” we will not, and will not permit any Restricted Subsidiary to, enter into any sale and leaseback transaction with respect to any Restricted Property, except a lease for a period (including extensions or renewals at our option or the option of a Restricted Subsidiary) of three years or less. Notwithstanding the foregoing, we or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

•	The lease is between us and a Restricted Subsidiary or between Restricted Subsidiaries;

•

We or such Restricted Subsidiary would, at the time of entering into such sale and leaseback transaction, be entitled pursuant to the covenant described under “—Limitations on Liens” above, to incur Debt secured by a Lien on such Restricted Property involved in a principal amount at least equal to the Attributable Debt of such transaction without equally and ratably securing the debt securities; or

•

We or any of our Restricted Subsidiaries, during the six months following the effective date of the sale and leaseback transaction, apply an amount equal to the greater of the net proceeds of such sale or transfer or the fair value of the Restricted Property that we or our Restricted Subsidiary lease in the transaction to the voluntary retirement of the debt securities or other Debt of ours or that of any Restricted Subsidiary, provided that such Debt (i) ranks pari passu or senior to the debt securities under the indenture and (ii) has a stated maturity which is either more than 12 months from the date of such application or which is extendable or renewable at the option of the obligor thereon to a date more than 12 months from the date of such application. (Section 5.3)

Exempted Liens and Sale and Leaseback Transactions

Notwithstanding the restrictions described under the headings “—Limitations on Liens” or “—Limitations on Sale and Leaseback Transactions,” we or any Restricted Subsidiary of ours may create or assume any Liens or enter into any Sale and Leaseback Transactions not otherwise permitted as described under such headings, if the sum of the following does not exceed 15% of Consolidated Net Tangible Assets:

•

the outstanding Indebtedness secured by such Liens (not including any Liens permitted under “—Limitation on Liens” which amount does not include any Liens permitted under the provisions of this “—Exempted Liens and Sale and Leaseback Transactions”); plus

•

all Attributable Debt in respect of such Sale and Leaseback Transactions entered into (not including and Sale and Leaseback Transactions permitted under “—Limitation on Sale and Leaseback Transactions” which amount does not include any Sale and Leaseback Transactions permitted under the provisions of this “—Exempted Liens and Sale and Leaseback Transactions”), measured, in each case, at the time such Lien is incurred or any such Sale and Leaseback Transaction is entered into by us or such Restricted Subsidiary of ours. (Section 5.4)

Certain Definitions

Set forth below are certain of the defined terms used in the indenture.

“Attributable Debt” means, in respect of a sale and leaseback transaction, as of any particular time, the present value (discounted at the rate of interest implicit in the terms of the lease involved in such sale and leaseback transaction, as determined in good faith by us) of the obligation of the lessee thereunder for rental payments (excluding, however, any amounts required to be paid by such lessee, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts required to be paid by such lessee thereunder contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges) during the remaining term of such lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after deducting (1) all current liabilities (excluding the amount of those which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined) and (2) all customer lists, computer software, licenses, patents, patent applications, copyrights, trademarks, trade names, goodwill, capitalized research and development costs and other like intangibles, treasury stock and unamortized debt discount and expense, and all other like intangible assets, all as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination and determined in accordance with generally accepted accounting principles.

“Debt” means any and all of the obligations of a Person for money borrowed which in accordance with generally accepted accounting principles would be reflected on the balance sheet of such Person as a liability as of the date of which the Debt is to be determined.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing) on or with respect to any property.

“Person” means an individual, a corporation, a company, a voluntary association, a partnership, a trust, a joint venture, a limited liability company, an unincorporated organization, or a government or any agency, instrumentality or political subdivision thereof.

“Restricted Property” means, as to any particular series of notes, any manufacturing facility or plant owned, or leased, by the Company or a Restricted Subsidiary and located within the United States, including Puerto Rico, the gross book value (including related land, machinery and equipment without deduction of any depreciation reserves) of which is not less than 1% of Consolidated Tangible Net Assets as stated on the Company’s most recent publicly available consolidated balance sheet preceding the date of determination other than any such manufacturing facility or plant which the board of directors reasonably determines is not material to the operation of the Company’s business and its Subsidiaries, taken as a whole.

“Restricted Subsidiary” means a Subsidiary (i) which is a “significant subsidiary” as defined in Rule 1-02(w) of Regulation S-X under the U.S. federal securities laws or (ii) which owns a Restricted Property; provided, however, that the term shall not include any Subsidiary which is solely or primarily engaged in the business of providing or obtaining financing for the sale or lease of products sold or leased by us or any Subsidiary.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the outstanding shares or other interests having voting power is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person. Unless the context otherwise requires, all references to Subsidiary or Subsidiaries herein shall refer to our Subsidiaries.

“United States” means the United States of America (including the States thereof and the District of Columbia), its territories and possessions and other areas subject to its jurisdiction.

Merger, Consolidation and Sale

The indenture generally provides that we may not consolidate with or merge into, or sell, transfer or convey, including by lease, all or substantially all of our assets to another entity, unless: (i) the resulting, surviving or transferee entity (A) is a corporation or entity organized under the laws of the United States and (B) if other than us, it assumes by a supplemental indenture all our obligations under the debt securities and the indenture, (ii) immediately after giving effect to such transaction no Event of Default (as defined herein) and no circumstances which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing, and (iii) we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the indenture. (Section 6.1)

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary identified in the applicable prospectus supplement. Unless it is exchanged in whole or in part for debt securities in definitive form, a global security may not be transferred. However, transfers of the whole security between the depositary for that global security and its nominees or their respective successors are permitted.

Unless otherwise provided in the applicable prospectus supplement, The Depository Trust Company, New York, New York, which we refer to in this prospectus as “DTC,” will act as depositary for each series of global securities. Beneficial interests in global securities will be shown on, and transfers of global securities will be effected only through, records maintained by DTC and its participants.

Amendment, Supplement and Waiver

Subject to certain exceptions, the indenture or the debt securities of any series may be amended or supplemented with the written consent of the holders of not less than a majority in principal amount of the then outstanding debt securities of the affected series; provided that we and the trustee may not, without the consent of the holder of each outstanding debt security of such series affected thereby:

•	reduce the amount of debt securities of such series whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest on any debt security of such series;

•	reduce the principal of or extend the fixed maturity of any debt security of such series;

•	reduce the portion of the principal amount of a discounted security of such series payable upon acceleration of its maturity;

•	impair the right to sue for the enforcement of payment at the maturity of the debt security; or

•	make any debt security of such series payable in money other than that stated in such debt security. (Section 12.2)

Any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debt securities of the affected series, except a default in payment of principal or interest or in respect of other provisions requiring the consent of the holder of each such debt security of that series in order to amend. Without the consent of any holder of debt securities of such series, we and the trustee may amend or supplement the indenture or the debt securities without notice to, among others:

•	cure any ambiguity, omission, defect or inconsistency;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to comply with the provisions of the indenture concerning mergers, consolidations and transfers of all or substantially all of our assets;

•	to appoint a trustee other than Wells Fargo Bank, National Association (or any successor thereto) as trustee in respect of one or more series of debt securities;

•	to add, change or eliminate provisions of the indenture as shall be necessary or desirable in accordance with any amendment to the Trust Indenture Act of 1939; or

•	to make any change that does not materially adversely affect the rights of any holder of that series of debt securities. (Section 12.1)

Whenever we request the trustee to take any action under the indenture, including a request to amend or supplement the applicable indenture without the consent of any holder of debt securities, we are required to furnish the trustee with an officers’ certificate and an opinion of counsel to the effect that all conditions precedent to the action have been complied with. Without the consent of any holder of debt securities, the trustee may waive compliance with any provisions of the indenture or the debt securities if the waiver does not materially adversely affect the rights of any such holder.

Default and Remedies

An “Event of Default” under the indenture in respect of any series of debt securities is:

•	default for 30 days in payment of interest on the debt securities of that series;

•	default in payment of principal, or any premium on the debt securities of that series;

•	default for 30 days in the payment of any sinking fund installment on the debt securities of that series;

•	failure by us for 90 days after notice to us to comply with any of our other agreements in the applicable indenture for the benefit of holders of debt securities of that series;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default specifically provided for by the terms of such series, as described in the related prospectus supplement. (Section 7.1)

If an Event of Default (other than an Event of Default relating to certain events of bankruptcy, insolvency or reorganization) occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the affected series may declare the debt securities of that series to be due and payable immediately, but under certain conditions such acceleration may be rescinded by the holders of a majority in principal amount of the outstanding debt securities of the affected series. In case of certain events of bankruptcy, insolvency or reorganization involving us, the principal and accrued and unpaid interest on the outstanding debt securities of the affected series will automatically become immediately due and payable. In addition, an Event of Default applicable to a particular series of debt securities that causes the one or more series to be accelerated may give rise to a cross-default under our existing and future borrowing arrangements. (Section 7.2)

No holder of debt securities may pursue any remedy against us under the indenture (other than with respect to the right to receive payment of principal (and premium, if any) or interest, if any) unless such holder previously shall have given to the trustee written notice of default and unless the holders of at least 25% in principal amount of the debt securities of the affected series shall have requested the trustee to pursue the remedy and shall have offered the trustee indemnity or security satisfactory to it, the trustee shall not have complied with the request within 60 days of receipt of the request and the offer of indemnity or security, and the trustee shall not have received direction inconsistent with the request during such 60-day period from the holders of a majority in principal amount of the debt securities of the affected series. (Section 7.5)

Holders of debt securities may not enforce the indenture or the debt securities except as provided in the indenture. The trustee may refuse to enforce the indenture or the debt securities unless it receives indemnity or security satisfactory to it from us or, under certain circumstances, the holders of debt securities seeking to direct the trustee to take certain actions under the indenture against any loss, liability or expense. Subject to certain limitations, holders of a majority in principal amount of the debt securities of any series may direct the trustee in writing in its exercise of any trust or power under the indenture in respect of that series. The indenture provides that the trustee will give to the holders of debt securities of any particular series notice of all defaults actually known to it, within 90 days after the occurrence of any default with respect to such debt securities, unless the default shall have been cured or waived. The trustee may withhold from holders of debt securities notice of any continuing default (except a default in payment of principal or interest) if it determines in good faith that withholding such notice is in the interests of such holders. We are required annually to certify to the trustee in writing as to the compliance by us with all conditions and any covenants under the indenture and the absence of a default thereunder, or as to any such default that existed. (Section 10.3)

Our directors, officers, employees and stockholders, as such, shall not have any liability for any of our obligations under the debt securities or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. By accepting a debt security, each holder of such debt security waives and releases all such claims and liability. This waiver and release are part of the consideration for the issue of the debt securities. (Section 15.1)

Satisfaction, Discharge and Defeasance

The indenture provides, unless such provision is made inapplicable to the debt securities of any series issued pursuant to the indenture, that we may, subject to certain conditions described below, discharge certain obligations to holders of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee, in trust, funds in an amount sufficient to pay the entire indebtedness on such debt securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such debt securities have become due and payable) or to the stated maturity and redemption date, as the case may be.

The indenture provides that we may elect either:

•	to defease and be discharged from all of our obligations with respect to the debt securities of a series (this is known as “defeasance”); or

•

to be released from our obligations with respect to the debt securities of a series under the restrictions described under “—Certain Covenants” or, if provided pursuant to the indenture, our obligations under any other covenant, and any omission to comply with such obligations will not constitute an event of default with respect to those debt securities (this is known as “covenant defeasance”);

in either case upon the irrevocable deposit by us with the trustee, in trust, of an amount, in the currency in which those debt securities are payable at stated maturity, or government obligations, or both, applicable to those debt securities that through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent certified public accountants to pay the principal of (and premium, if any) and interest on those debt securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates.

Such a trust will only be permitted to be established if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture. (Section 11.3)

Governing Law

The debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

Trustee

Wells Fargo Bank, National Association will act as trustee under the indenture. Wells Fargo Bank, National Association is a lender to us under our senior credit facility, and also provides from time to time other services to us in the ordinary course of business.

Additional Information

The indenture is an exhibit to the registration statement of which this prospectus is a part. Any person who receives this prospectus may obtain a copy of such indenture without charge by writing to us at the address listed under the caption “Where You Can Find More Information.”

DESCRIPTION OF CAPITAL STOCK

General

This section summarizes the general terms of our capital stock. The following description of our capital stock is only a summary and does not purport to be complete and is qualified in its entirety by reference to, (i) Gilead’s restated certificate of incorporation, (ii) Gilead’s amended and restated bylaws and (iii) the amended and restated rights agreement with BNY Mellon Investor Services, LLC relating to our stockholder rights plan, each of which has been publicly filed with the SEC and has been incorporated in this prospectus by reference. See “Where You Can Find More Information” for information on how to obtain copies.

Authorized Capital Stock

Our authorized capital stock consists of 2,800,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of February 28, 2011, there were 794,270,698 shares of our common stock outstanding, no shares of preferred stock issued or outstanding and 800,000 shares of our preferred stock designated as Gilead series A junior participating preferred stock.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. The holders of our common stock have the right to receive dividends if they are declared by our board of directors and there are sufficient funds to legally pay dividends, subject to the rights of the holders of any outstanding preferred stock to receive preferential dividends. Upon our liquidation, holders of our common stock would share ratably in any assets available for distribution to stockholders after payment of all of our obligations and the aggregate liquidation preference (including accrued and unpaid dividends) of any outstanding preferred stock. Our common stock is not redeemable and has no preemptive, subscription or conversion rights. Shares of our common stock currently outstanding are fully paid and nonassessable. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue. We currently do not pay cash dividends on our common stock. We presently intend to retain earnings for use in the operations and expansion of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 5,000,000 shares of preferred stock, of which 800,000 have been designated as series A junior participating preferred stock, none of which are outstanding. Our board of directors may issue preferred stock in one or more series and fix the rights, preferences, privileges and restrictions of such preferred stock, including:

•	dividend rights;

•	dividend rate;

•	conversion rights;

•	voting rights;

•	rights and terms of redemption;

•	redemption price or prices;

•	the liquidation preferences of any wholly unissued series of preferred stock; and

•	the number of shares constituting any series or the designation of such series.

The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of our common stock or adversely affect the rights and powers, including voting rights, of the holders of our common stock. We have no present plans to issue any preferred stock.

Series A Preferred Stock

Holders of our series A junior participating preferred stock have 400 votes per share of our series A junior participating preferred stock and vote as a single class with the holders of our common stock on all matters submitted to a vote of stockholders. Holders of our series A junior participating preferred stock do not have cumulative voting rights. The holders of our series A junior participating preferred stock have the right, subject to the rights of the holders of any shares of preferred stock to receive preferential dividends and in preference to the holders of our common stock, to receive, when and if declared by our board of directors, quarterly dividends in an amount equal to the greater of $1.00 or, subject to adjustment upon the occurrence of certain events, 400 times the aggregate per share amount of all non-cash dividends or other distributions declared on our common stock since the previous quarterly payment or, in the case of the first quarterly payment, since the first issuance of our series A junior participating preferred stock. Upon our liquidation, before any payment may be made to holders of our common stock or shares of other preferred stock ranking junior to our series A junior participating preferred stock, holders of our series A junior preferred stock are entitled to $100 per share of series A junior participating preferred stock plus all declared and unpaid dividends for each share of our series A junior participating preferred stock held.

Our series A junior participating preferred stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. Our series A junior participating preferred stock was authorized for issuance in connection with the rights plan as described below under “—Anti-Takeover Provisions—Rights Plan.” There are no shares of our series A junior participating preferred stock currently outstanding.

Anti-Takeover Provisions

We have adopted certain anti-takeover provisions, which may have the effect of discouraging, delaying or preventing a merger or acquisition of the companies.

Rights Plan

We are subject to certain anti-takeover provisions under our rights plan. The rights have no trading privileges and are attached to and automatically trade with our common stock and are not currently exercisable. Under certain circumstances, the rights initially become exercisable for 1/400 of a share of our series A junior preferred stock. Our rights plan also provides that:

•

if a third party acquires more than 15% of our common stock, the rights holders, other than this third party, would have the right to purchase a certain number of shares of our common stock at a discount from the market price at that time;

•	in the event of certain business combinations, the purchase rights permit the purchase of the common stock of an acquirer at a 50% discount from the market price at that time; or

•	our board of directors may under certain circumstances exchange may redeem, in whole, but not in part, each right at a price of $0.0025 per purchase right.

Action by Written Consent

Our bylaws do not permit our stockholders to take action by written consent.

Power of Stockholders to Call Special Stockholders’ Meetings

Our bylaws provide that special meetings of the stockholders may be called only by the Chairman of our board of directors, the Chief Executive Officer or our board of directors pursuant to a resolution adopted by a majority of the total number of authorized directors.

Removal of Directors

A director of Gilead can be removed prior to the expiration of his or her term for cause by the affirmative vote of the holders of at least a majority of the outstanding shares of voting stock. A director of Gilead can be removed at any time without cause by the affirmative vote of at least 66 2/3% of the outstanding shares of voting stock.

Delaware Anti-Takeover Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder unless, with some exceptions, the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder, and an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation’s outstanding voting stock. This provision may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, preferred stock, common stock or other securities. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a bank or trust company, as warrant agent, that we will name in the prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

The prospectus supplement relating to any warrants we offer will include specific terms relating to the offering. These terms may include some or all of the following:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies, including composite currencies, in which the price of such warrants may be payable;

•	the designation and terms of the securities purchasable upon exercise of such warrants and the number of such securities issuable upon exercise of such warrants;

•	the price at which and the currency or currencies, including composite currencies, in which the securities purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right will expire;

•	whether such warrants will be issued in registered form or bearer form;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;

•	information with respect to book-entry procedures, if any; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase debt securities, preferred stock, common stock or other securities. These subscription rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the shareholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each share of debt securities, preferred stock, common stock or other securities upon the exercise of the subscription rights;

•	the number of subscription rights issued to each shareholder;

•	the number and terms of the shares of debt securities, preferred stock, common stock or other securities which may be purchased per each subscription right;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, please see the section entitled “Where You Can Find More Information.”

DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and us to sell to or purchase from the holders, a specified number of shares of common stock or shares of preferred stock at a future date or dates. The consideration per share of common stock or preferred stock and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units, often known as stock purchase units, consisting of a stock purchase contract and any combination of:

•	debt securities, or

•	debt obligations of third parties, including U.S. Treasury securities,

which may secure the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and these payments may be unsecured or pre-funded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

The applicable prospectus supplement will describe the terms of the stock purchase contracts and stock purchase units, including, if applicable, collateral arrangements relating thereto.

PLAN OF DISTRIBUTION

We may offer and sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters or dealers for resale to the public or to institutional investors;

•	directly to institutional investors;

•	directly to a limited number of purchasers or to a single purchaser;

•	through agents to the public or to institutional investors; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the securities, including:

•	the offering terms, including the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the net proceeds to be received by us from the sale;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

If we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	privately negotiated transactions;

•	at a fixed public offering price or prices, which may be changed;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If underwriters are used in the sale of any securities, the securities may be offered either to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of common shares, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of common shares. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment to this registration statement.

If indicated in an applicable prospectus supplement, we may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment. We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions we pay for solicitation of these delayed delivery contracts.

Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement.

Agents, underwriters and other third parties described above may be entitled to indemnification by us against certain civil liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents, underwriters and such other third parties may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities will be a new issue of securities and will have no established trading market, other than our common stock, which is listed on the NASDAQ Global Select Market. Any common stock sold will be listed on the NASDAQ Global Select Market, upon official notice of issuance. The securities other than the common stock may or may not be listed on a national securities exchange and no assurance can be given that there will be a secondary market for any such securities or liquidity in the secondary market if one develops. Any underwriters to whom securities are sold by us for public offering and sale may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, unless otherwise stated in the applicable prospectus supplement, the validity of those securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Gilead Sciences, Inc. appearing in Gilead Sciences, Inc.’s Annual Report for the year ended December 31, 2010 (including the schedule appearing therein) and the effectiveness of Gilead Sciences, Inc.’s internal control over financial reporting as of December 31, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.